                                                                      EXHIBIT 2
===============================================================================


                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                        PERSONNEL GROUP OF AMERICA, INC.

                                       AND

                BUSINESS ENTERPRISE SYSTEMS AND TECHNOLOGY, INC.

                                       AND

                                 CRAIG NEWBOLD,
                                WILLIAM ADAMUCCI,
                                  DAVID MCKEE,
                                   RON HETLAND

                                       AND

                                  LESTER LEROSS





                         DATED AS OF SEPTEMBER 20, 1996


===============================================================================

                              TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----


                                                             ARTICLE I

                                                            DEFINITIONS

1.1      Definitions..............................................................................................1
1.2      Interpretation...........................................................................................9

                                                            ARTICLE II

                                                    SALE AND PURCHASE OF ASSETS

2.1      Sale and Purchase of Assets.............................................................................10
2.2      Excluded Assets.........................................................................................11
2.3      Assumption of Liabilities...............................................................................12
         (a)      Assumed Liabilities............................................................................12
         (b)      No Other Assumed Liabilities...................................................................12
2.4      Procedures for Assets Not Transferable..................................................................13
2.5      Closing.................................................................................................13

                                                            ARTICLE III

                                              PURCHASE PRICE; ADJUSTMENTS AND PAYMENT

3.1      Purchase Price..........................................................................................14
3.2      Deposit; Closing Payment................................................................................14
3.3      Purchase Price Adjustment...............................................................................14
3.4      Closing Balance Sheet...................................................................................14
         3.4.1.   Delivery of Closing Balance Sheet..............................................................14
         3.4.2.   Determination of the Purchase
                  Price Adjustment...............................................................................15
3.5      Post-Closing Payment....................................................................................15
3.6      Contingent Payments.....................................................................................16
3.7      Purchase Price Allocation...............................................................................17

                                                            ARTICLE IV

                                                  REPRESENTATIONS AND WARRANTIES

4.1      Representations and Warranties of Seller
         and Shareholders........................................................................................17
         4.1.1.   Existence......................................................................................17
         4.1.2.   Authorization..................................................................................18
         4.1.3.   No Violation; Consents.........................................................................18
         4.1.4.   Insurance......................................................................................18
         4.1.5.   Litigation.....................................................................................19
         4.1.6.   Governmental Authorizations; Compliance
                  with Laws......................................................................................19

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
         4.1.7.   Tax Matters....................................................................................19
         4.1.8.   Financial Statements...........................................................................20
         4.1.9.   Liabilities....................................................................................20
         4.1.10.  No Adverse Change..............................................................................21
         4.1.11.  Title to Properties............................................................................21
         4.1.12.  Accounts Receivable............................................................................21
         4.1.13.  Fixed Assets...................................................................................21
         4.1.14.  Proprietary Rights.............................................................................22
         4.1.15.  Assumed Contracts..............................................................................23
         4.1.16.  Employee Benefit Plans.........................................................................24
         4.1.17.  Labor and Employment Matters...................................................................28
         4.1.18.  Environmental Matters..........................................................................29
         4.1.19.  Real Property..................................................................................30
         4.1.20.  Customers......................................................................................31
         4.1.21.  Assets Sufficient for Conduct of Business......................................................32
         4.1.22.  Brokers; Finders...............................................................................32
         4.1.23.  Minute Books...................................................................................32
         4.1.24.  Bank Accounts; Powers of Attorney..............................................................32
         4.1.25.  Certain Transactions...........................................................................32
         4.1.26.  Product Warranties; Defects; Liability.........................................................32
         4.1.27.  Investment Intent..............................................................................33
         4.1.28.  Accuracy of Statements.........................................................................33
4.2      Representations and Warranties of Buyer.................................................................33
         4.2.1.   Corporate Existence............................................................................33
         4.2.2.   Authorization; Enforceability..................................................................33
         4.2.3.   No Violation; Consents.........................................................................34
         4.2.4.   SEC Documents..................................................................................34
         4.2.5.   Financing......................................................................................34

                                                             ARTICLE V

                                                         CERTAIN COVENANTS

5.1      Access and Information; Confidentiality.................................................................34
5.2      Conduct of Business.....................................................................................35
5.3      Change of Corporate Name................................................................................36
5.4      Filings.................................................................................................36
5.5      Employees...............................................................................................36
5.6      Lien Search.............................................................................................37
5.7      Exclusivity.............................................................................................38

                                                            ARTICLE VI

                                                       CONDITIONS PRECEDENT

6.1      Conditions to Obligation of Buyer.......................................................................38
         6.1.1.   Representations; Performance...................................................................38
         6.1.2.   Employment and Noncompetition Agreements.......................................................38
         6.1.3.   Opinion of Counsel.............................................................................39
         6.1.4.   Consents.......................................................................................39
         6.1.5.   No Proceeding or Litigation....................................................................39
         6.1.6.   No Material Adverse Change.....................................................................39

         6.1.7.   Purchased Assets and Documents Delivered.......................................................39
         6.1.8.   HSR Act Filings................................................................................40
         6.1.9.   Due Diligence..................................................................................40
         6.1.10.  Draft Closing Balance Sheet....................................................................40
         6.1.11.  Subordination Agreement........................................................................40
         6.1.12.  Adamucci Option................................................................................40
6.2      Conditions to Obligation of Seller......................................................................40
         6.2.1.   Representations; Performance...................................................................41
         6.2.2.   Opinion of Counsel.............................................................................41
         6.2.3.   No Proceeding or Litigation....................................................................41
         6.2.4.   Purchase Price and Documents Delivered.........................................................41
         6.2.5.   HSR Act Filings................................................................................41

                                                            ARTICLE VII

                                                          INDEMNIFICATION

7.1      Indemnification by Seller and Shareholders..............................................................42
7.2      Indemnification by Buyer................................................................................42
7.3      Limitations.............................................................................................43
7.4      Procedure for Indemnification...........................................................................43
         7.4.1.   Third Party Claims.............................................................................43
         7.4.2.   Direct Claims..................................................................................45
         7.4.3.   Interest.......................................................................................45
7.5      Right of Set-Off........................................................................................45

                                                           ARTICLE VIII

                                                           MISCELLANEOUS

8.1      Termination.............................................................................................46
8.2      Default by Buyer........................................................................................47
8.3      Default by Seller.......................................................................................47
8.4      Survival of Representations and Warranties..............................................................47
8.5      Bulk Sales Law..........................................................................................47
8.6      Expenses................................................................................................47
8.7      Public Announcements....................................................................................48
8.8      Assignment; Successors..................................................................................48
8.9      Amendment and Modification; Waivers.....................................................................48
8.10     Notices.................................................................................................48
8.11     Further Assurances; Records.............................................................................50
8.12     Tax and Financial Cooperation...........................................................................50
8.13     Submission to Jurisdiction..............................................................................50
8.14     Representations and Warranties; Schedules...............................................................51
8.15     Remedies................................................................................................51
8.16     Assignment of Life Insurance Policies...................................................................51
8.17     Entire Agreement; Counterparts; Governing Law...........................................................51

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         Exhibits

         A         Form of Bill of Sale
         B         Form of Contract Assignment
         C         Form of Promissory Note
         D         Form of Employment Agreement
         E         Form of Noncompetition Agreement
         F         Form of Opinion of Counsel to Seller
         G         Form of Opinion of Counsel to Buyer

         Schedules

         1.1-A     Calculation of EBITA
         1.1-B     Calculation of Tangible Net Worth
         2.1       Assumed Contracts
         2.2       Excluded Assets
         3.7       Purchase Price Allocation
         4.1.1     Foreign Qualification; Shareholders; Subsidiaries
         4.1.3     Seller's Consents
         4.1.4     Insurance
         4.1.5     Litigation
         4.1.6     Permits
         4.1.7     Taxes
         4.1.9     Liabilities
         4.1.10    Absence of Changes
         4.1.13    Fixed Assets
         4.1.14    Proprietary Rights
         4.1.16    Employee Benefit Plans
         4.1.17    Employees
         4.1.18    Environmental Matters
         4.1.19    Real Property
         4.1.20    Major Customers
         4.1.24    Bank Accounts; Powers of Attorney
         4.1.26    Product Warranties
         4.2.3     Buyer's Consents
         5.5(f)    Options

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT, dated as of September 20, 1996, is between:

         PERSONNEL GROUP OF AMERICA, INC., a Delaware corporation
         (the "BUYER");

         BUSINESS ENTERPRISE SYSTEMS AND TECHNOLOGY, INC., a
         Washington corporation (the "SELLER"); and

         CRAIG NEWBOLD, an individual resident of Woodinville, Washington ("NEWBOLD"), WILLIAM ADAMUCCI, an individual resident of Seattle, Washington ("ADAMUCCI"), DAVID MCKEE, an individual resident of Issaquah, Washington ("MCKEE"), RON HETLAND, an individual resident of Star, Idaho ("HETLAND") and LESTER LEROSS, an individual resident of Redmond, Washington ("LEROSS"), the sole shareholders of Seller (collectively, the "SHAREHOLDERS").


                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the covenants made herein and of the mutual benefits to be derived herefrom, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for their heirs, successors and assigns, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. The following terms as used in this Agreement shall have the following meanings:

         "Affiliate" means, with reference to a Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" means this Agreement, all Exhibits and Schedules hereto, and all amendments made hereto and thereto by written agreement between the parties.

         "Assumed Contracts" shall have the meaning specified in SECTION
2.1(B).

         "Assumed Liabilities" shall have the meaning specified in SECTION
2.3(A).

         "Base Purchase Price" shall have the meaning specified in SECTION 3.1.

         "Bill of Sale" shall have the meaning specified in SECTION 2.1.

         "Business" means the staffing, information technology consulting and related businesses conducted by Seller as of and prior to the Closing Date.

         "Business Day" means a day other than a Saturday, Sunday or day on which commercial banks in Charlotte, North Carolina are generally closed for business.

         "Buyer" means the meaning specified in the introductory paragraph.

         "Charter Documents" shall have the meaning specified in SECTION 4.1.1.

         "Closing" and "Closing Date" shall have the meanings specified in
SECTION 2.5.

         "Closing Balance Sheet" shall have the meaning specified in SECTION 3.4.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consent" shall have the meaning specified in SECTION 4.1.3.

         "Contract Assignment" shall have the meaning specified in SECTION 2.1.

         "Contracts" means and includes all contracts, licenses or agreements, whether written or oral, to which Seller is a party or shall become a party prior to the Closing Date (other than this Agreement and the agreements executed pursuant hereto or contemplated hereby), including without limitation all supply and customer contracts; work and purchase orders; employment and consultancy contracts; contracts with shareholders; contracts between Seller and any of its Affiliates; labor union contracts; licenses or other agreements relating to Software or Proprietary

Rights; contracts, plans and arrangements regarding any pension, retirement, deferred compensation, profit-sharing, incentive compensation, bonus, stock purchase, stock option, welfare, hospitalization or insurance plan or arrangement or any vacation pay or severance pay or any other employee benefit arrangement for its officers, employees, consultants or agents; equipment, capital and real property leases; all commitments and arrangements pursuant to which Seller has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its assets or its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business); all indentures, credit agreements, loan agreements, notes, mortgages, security agreements and agreements for financing; all powers of attorney and agency agreements with any Person pursuant to which such Person is granted the authority to act for or on behalf of Seller; and all property, casualty and other forms of insurance; excluding, however, such oral contracts and arrangements which may be terminated at will by Seller without liability arising from such termination and which termination would not have a Material Adverse Effect.

         "Copyright" means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression.

         "Customer Contracts" means the Major Customer Contracts and all other Assumed Contracts with any of Seller's customers, collectively.

         "Deposit" shall have the meaning set forth in SECTION 3.2(A).

         "Draft Closing Balance Sheet" shall have the meaning set forth in
SECTION 6.1.10.

         "EBITA" means, for any period, the aggregate net earnings before interest, taxes, and amortization of intangibles (including goodwill) of the Business for such period, determined in accordance with GAAP, consistently applied, on a basis consistent with the example set forth on Schedule 1.1-A and in accordance with the following parameters (without limitation):

                  (a) except as otherwise provided herein, EBITA shall be calculated with the Business being considered on a stand-alone basis;

                  (b) EBITA shall take into account all payments paid or to be paid during the calculation period pursuant to the Employment Agreements;

                  (c) there shall be no deduction for allocation by Buyer of corporate overhead expenses to the Business during the calculation period;

                  (d) EBITA shall not take into account any broker, legal, accounting and transaction fees paid or to be paid by Seller resulting directly from the transactions contemplated in this Agreement;

                  (e) EBITA shall exclude any divisional management expenses associated with Buyer's Information Technology business (except to the extent attributable to the Best Division); and

                  (f) EBITA shall be adjusted for such items as investments, expenses, acquisition costs, and revenue as mutually agreed by Buyer and Seller.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Employment Agreements" shall have the meaning specified in SECTION 6.1.2(A).

         "Environmental Law" means any and all federal, state and local laws or regulations, codes, orders, decrees, judgments, injunctions, notices or demand letters issued, promulgated, approved or entered under any of the foregoing, in each case limited to those laws and other regulations that exist on the date hereof, relating to pollution or protection of the environment, including without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminates, chemicals or industrial, toxic or hazardous substances or wastes, and specifically including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. Section Section 9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Section Section 6901 et seq..

         "Escrow Agent" shall have the meaning set forth in SECTION 3.2(A).

         "Escrow Agreement" shall have the meaning set forth in SECTION 3.2(A).

         "Excluded Assets" shall have the meaning specified in SECTION 2.2.

         "Excluded Liabilities" shall have the meaning specified in SECTION 2.3(B).

         "Financial Statements" means the audited balance sheets of Seller as of December 31, 1995 and 1994 and the audited income statements and statements of cash flows of Seller for the years ended December 31, 1995, 1994, and 1993; and the unaudited reviewed balance sheet, income statement and statement of cash flows of Seller as of June 30, 1996 and for the six-month period then ended.

         "GAAP" means generally accepted accounting principles as in effect from time to time.

         "Hazardous Material" means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, explosive, corrosive, reactive, ignitable, infectious, radioactive, mutagenic, dangerous or otherwise hazardous; (iii) its presence at some quantity requires investigation, notification or remediation under any Environmental Law or common law; (iv) it constitutes a danger, a nuisance, a trespass or a health or safety hazard to persons or property; or (v) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or any fraction thereof, nuclear fuel or waste, natural gas or synthetic gas (excluding petroleum or natural gas products for on-site use properly stored in accordance with all Environmental Laws in gas pipelines serving the Real Property, vehicles, machinery or above ground storage tanks).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

         "Income Tax" or "Income Taxes" means all federal, state or local income taxes (inclusive of any and all interest and penalties thereon) imposed on Seller with respect to the assets or operations of Seller and which are based in whole or in part upon income, but does not include any other Taxes.

         "June Balance Sheet" means the unaudited reviewed balance sheet of Seller as of June 30, 1996 included in the Financial Statements.

         "Know-how" means ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes, whether or not patentable.

         "Lien" means, with respect to any asset, any lien, security interest, claim, encumbrance, option, lease (or sublease), conditional sales agreement, title retention agreement, charge, easement or encroachment thereon.

         "Limitation Date" shall have the meaning specified in SECTION 8.4.

         "Major Customer Contracts" shall have the meaning set forth in SECTION 4.1.15.

         "Material Adverse Effect" means any effect that is or could be materially adverse to the condition (financial or otherwise), results of operations, business, properties or prospects of Seller or the Business.

         "Noncompetition Agreements" shall have the meaning specified in SECTION 6.1.2(B).

         "PBGC" shall have the meaning set forth in SECTION 4.1.16(C).

         "Patent" means any patent granted by the U.S. Patent and Trademark Office, or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country and any rights which may exist to file any such application.

         "Pension Benefit Plan" shall have the meaning set forth in SECTION 4.1.16(C).

         "Permits" shall have the meaning set forth in SECTION 4.1.6.

         "Permitted Liens" means: (i) liens for current taxes not yet due and payable, and (ii) liens arising in the ordinary course of business for sums not yet due and payable, but not involving any borrowed money or the deferred purchase price for property or services.

         "Person" means an individual, firm, partnership, association, unincorporated organization, trust, corporation, or any other entity.

         "Plans" shall have the meaning specified in SECTION 4.1.16(A).

         "Pro Rata Share" shall have the meaning set forth in SECTION 3.6(E).

         "Promissory Note" means the promissory note, substantially in the form of Exhibit C attached hereto, delivered by Buyer to Seller pursuant to SECTION 3.2(B), and any additional promissory note (or amendment to or restatement of the Promissory Note delivered pursuant to SECTION 3.2(B)) delivered by Buyer to Seller pursuant to SECTION 3.6.

         "Proprietary Rights" means Copyrights, Trademarks, Trade Secrets, Patents and trade names.

         "Proprietary Software" shall have the meaning set forth under the definition of "SOFTWARE."

         "Purchased Assets" shall have the meaning specified in SECTION 2.1.

         "Purchase Price Adjustment" shall have the meaning set forth in
SECTION 3.3.

         "Real Property" means the fifteen (15) office locations leased by Seller in Bellevue, Washington, Portland, Oregon, Salem, Oregon, Salt Lake City, Utah (two locations), Boise, Idaho, Sacramento, California, Burlingame, California, Olympia, Washington, Phoenix, Arizona, Reno, Nevada, Minneapolis, Minnesota, Kirkland, Washington (two locations), and Las Vegas, Nevada, for the conduct of the Business prior to the Closing, which constitute all of the real property owned, leased or otherwise used by Seller in the Business.

         "Securities Act" means the Securities Act of 1933, as amended, and the regulations thereunder.

         "Seller" shall have the meaning specified in the introductory paragraph.

         "Seller's knowledge" or "to the knowledge of Seller" or words of similar import means the knowledge of any officer or director of Seller or any Shareholder after reasonable investigation. As used in this definition, "reasonable investigation" means that investigation that each officer, director or Shareholder would perform in the normal course of performing his or her respective duties and fiduciary obligations as director and/or officer, as applicable, of Seller.

         "Shareholders" shall have the meaning specified in the introductory paragraph.

         "Software" means:

         (a) every computer software program that Seller uses or has used within the last two years in connection with the operation of the Business, including without limitation computer software programs purchased or licensed from third parties;

         (b) every computer software program or portion thereof that is embedded within any telecommunications or other equipment that Seller uses or has used within the last two years in connection with the Business or that Seller markets or proposes to market to third parties in connection with the Business and that is necessary, in either case, for the proper operation of the equipment;

         (c) every computer software program or portion thereof (including compiled object code, source code and firmware embedded in any equipment) that Seller has sold, leased, licensed or otherwise distributed or marketed to third parties during the last two years, or presently offers to sell, lease, license or otherwise distribute to third parties, including computer software programs purchased or licensed by Seller from third parties;

         (d) every computer software program that Seller (including its employees and independent contractors) has designed or created, is in the process of designing or creating or proposes to design or create, including without limitation any modifications, enhancements and derivative works of any of the computer software programs described above;

         (e) all written materials that explain any computer software program described above or were used in the development of any such computer software program or represent an interim step in the development of any such computer software program, including without limitation logic diagrams, flowcharts, procedural diagrams and algorithms; and

         (f) all written materials used by Seller or provided to any customer in connection with the installation, customization or use of any of the computer software programs described above.

That portion of the Software that is owned by Seller is referred to herein as the "PROPRIETARY SOFTWARE," and that portion of the Software that is owned by any Person other than Seller is referred to herein as the "THIRD-PARTY SOFTWARE."

         "Tangible Net Worth" means, as of any date, the excess (if any) of the book value of the Purchased Assets as of such date (excluding goodwill and any other intangibles) over the book value of the Assumed Liabilities as of such date, calculated in accordance with GAAP, consistently applied, in accordance with the example set forth on Schedule 1.1-B.

         "Tax" or "Taxes" means federal, state, municipal, local or foreign taxes, assessments, additions to tax, deficiencies, duties, fees and other governmental charges or impositions of each and every kind, whether measured by properties, assets, wages, payroll, withholding, purchases, value added, payments, sales, use, business, capital stock or surplus income, and including without limitation all business, occupation, franchise, excise, stamp, leasing, lease, transfer, severance and employment, income withholding and Social Security taxes, real and personal property, sales, use and other taxes, including interest, penalties and additions in connection therewith, arising from or in connection with the Business prior to the Closing Date, but in all cases excluding Income Taxes.

         "Termination Credit" shall have the meaning set forth in SECTION
2.4(B).

         "Third-Party Software" has the meaning set forth under the definition of the term "SOFTWARE".

         "Trade Secrets" means business or technical information of any Person including without limitation customer lists and Know-how, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known or readily ascertainable to other Persons.

         "Trademark" means any symbol used by a Person to identify its goods or services, whether or not registered, and any right that may exist to obtain a registration with respect to any such symbol from any Governmental Authority. As used in this Agreement, the term "TRADEMARK" includes any service mark.

         1.2 Interpretation. The following provisions shall govern the interpretation of this Agreement:

                  (a) "Herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, Exhibit or Schedule.

                  (b) Headings or captions are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

                  (c) Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing individuals shall include Persons and vice versa.

                  (d) The calculation of time within which or following which any act is to be done or step is to be taken pursuant to this Agreement excludes the date which is the reference day in calculating such period.

                  (e) Performance on holidays is not required hereunder. Whenever anything is required to be done or any action is required to be taken hereunder on or by a day which is not a Business Day, then such thing may be validly done and such action may be validly taken on or by the next succeeding day that is a Business Day.

                  (f) Unless the context otherwise requires, the term "including" shall be deemed to mean "including without limitation."

                  (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.


                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS

         2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of the assets, properties, goodwill and rights of Seller used in the Business of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of Seller (collectively, the "PURCHASED ASSETS"), including without limitation:

         (a) all of Seller's cash and cash equivalents;

         (b) all of Seller's right, title and interest in and to all of the Contracts set forth on Schedule 2.1 (the "ASSUMED CONTRACTS");

         (c) all inventories and supplies;

         (d) all accounts receivable, checks, negotiable instruments and chattel paper payable to or, with respect to bearer instruments, in Seller's possession, including all amounts receivable from Hetland;

         (e) all furniture, fixtures, equipment and machinery;

         (f) all leasehold interests and improvements thereon;

         (g) all books and records, files and operating data relating to the Purchased Assets;

         (h) all of Seller's right, title and interest in and to its Proprietary Rights;

         (i) all Proprietary Software and all right, title and interest of Seller in Third Party Software, including all accompanying documentation;

         (j) all of Seller's right, title and interest in and to all licenses, permits and other governmental authorizations;

         (k) all of Seller's telephone numbers and telephone directory listings and advertisements;

         (l) all claims, causes of actions, and suits which Seller has or may have against third parties in connection with the Purchased Assets; and

         (m) the Business of Seller as a going concern;

and excluding only the Excluded Assets. On the Closing Date, Seller shall convey to Buyer good and marketable title to the Purchased Assets, free and clear of all Liens other than Permitted Liens, which conveyance shall be made pursuant to a bill of sale substantially in the form of Exhibit A attached hereto (the "BILL OF SALE"), an assignment agreement substantially in the form of Exhibit B attached hereto (the "CONTRACT ASSIGNMENT"), and such other instruments of conveyance as are required to be delivered pursuant to this Agreement.

         2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include any of the following (collectively, the "EXCLUDED ASSETS"):

         (a) all Contracts which are not Assumed Contracts;

         (b) the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller, together with the financial records of Seller relating to the period prior to the Closing Date (provided that after the Closing Buyer shall have reasonable access to, including the right to copy, any of such records or information for any reasonable purpose);

         (c) any rights of Seller under this Agreement or under any other agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement;

         (d) the rights to any of Seller's claims for any federal, state, local or foreign Income Tax refunds or carrybacks;

         (e) any Contracts with or amounts owing from any of Seller's Affiliates, except as set forth on the Closing Balance Sheet; and

         (f) the assets listed in Schedule 2.2 attached hereto.

         2.3 Assumption of Liabilities.

         (a) Assumed Liabilities. As of the Closing Date, Buyer shall assume, and shall thereafter timely pay and perform, the following obligations and liabilities of Seller existing as of the end of business on the Closing Date (the "ASSUMED LIABILITIES"):

                  (i) the liabilities of Seller to the extent set forth on the face of the Draft Closing Balance Sheet (rather than in any notes thereto);

                  (ii) the liabilities of Seller of the same nature as those liabilities set forth on the face of the Draft Closing Balance Sheet to the extent set forth on the face of the Closing Balance Sheet (rather than in any notes thereto); and

                  (iii) the obligations of Seller arising after the Closing Date under the Assumed Contracts;

but excluding in each case any liabilities or alleged liabilities (A) relating to any Income Taxes or sales, use or transfer taxes arising in connection with the sale of the Purchased Assets; (B) relating to any tort, infringement, or violation of law by Seller; (C) payable to any Affiliate of Seller, except as set forth on the Closing Balance Sheet; (D) arising under the Environmental Laws or any Plan; (E) relating to any overtime compensation owing to Seller's employees through the Closing Date; (F) arising from or relating to the termination of any employee of Seller by Seller at or prior to the Closing Date;
(G) relating to Seller's dispute with the Nevada Department of Taxation (described in Schedule 4.1.5 hereto); (H) relating to any failure by Seller to file any Form 5500 required to be filed prior to the Closing Date in connection with any Plan; and (I) relating to any prepayment penalty or other obligation relating to the Seller's debt not shown on the Closing Balance Sheet, provided that Buyer agrees to pay 50% of any prepayment penalty (up to $20,000) incurred by Seller in connection with the prepayment of Seller's term loan from US Bank of Washington, National Association.

         (b) No Other Assumed Liabilities. Except as expressly set forth in
SECTION 2.3(A) above, Buyer shall not assume or become liable for the payment or performance of any liabilities or alleged liabilities of Seller of any nature whatsoever, whether accrued or unaccrued, known or unknown, fixed or contingent (the "EXCLUDED LIABILITIES"). Except as set forth in SECTION 2.3(A) as shown on the Closing Balance Sheet, Seller shall be responsible for all Taxes arising from the operation of the Business prior to the Closing and all Taxes incurred by Seller in connection with this Agreement, the sale of the Purchased Assets and the transactions contemplated hereby. Sales, use and transfer taxes, if any, imposed by law in connection with the sale of the Purchased Assets shall be borne and paid by Seller.

         2.4 Procedures for Assets Not Transferable. (a) If any of the Assumed Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some other party or parties, Seller shall use all reasonable efforts to obtain such consents (except for any such consent required in connection with any Customer Contract or any leases relating to the Real Property) prior to the Closing Date and shall notify Buyer on or prior to the Closing Date of any consents not so obtained. If any such consent (except for any such consent required in connection with any Customer Contract) cannot be obtained prior to Closing, Buyer may (i) in the exercise of its sole discretion waive such requirement as a condition to closing, and in such event, this Agreement, and the related instruments of transfer shall not constitute an assignment or transfer thereof and Buyer shall not assume Seller's obligations with respect thereto or (ii) terminate this Agreement pursuant to SECTION 8.1(B). Following the Closing, Seller shall use all reasonable efforts to obtain any consents not previously obtained as soon as possible after the Closing Date or otherwise obtain for Buyer the practical benefit of such property or rights.

         (b) If at any time during the 12 months after the Closing Date, any customer terminates any Major Customer Contract because its consent has not been obtained to the assignment of such Major Customer Contract, then Buyer shall determine (and Seller shall provide such assistance as is reasonably requested by Buyer to make such determination) an amount (the "TERMINATION CREDIT") equal to (i) 50% of the amount of gross profit (revenues less direct costs of services) earned by Seller under such Major Customer Contract during the 12 months prior to the Closing Date, multiplied by (ii) 9.5. Buyer shall offset the amount of the Termination Credit (if any) against amounts otherwise payable under the contingent payment provisions of SECTION 3.6. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, shall not be deemed a breach of this Agreement.

         2.5 Closing. The closing of the sale and purchase of the Purchased Assets (the "CLOSING") will take place at the offices of Short Cressman & Burgess P.L.L.C., Seattle, Washington at 10:00 a.m. (Pacific Time) on September 30, 1996, or at such other place, time and date as the parties may agree upon in writing (the "CLOSING DATE").

                                   ARTICLE III

                     PURCHASE PRICE; ADJUSTMENTS AND PAYMENT

         3.1 Purchase Price. In consideration of the transfer to Buyer of the Purchased Assets and subject to the terms and conditions of this Agreement, Buyer shall pay to Seller the aggregate amount of eighty-six million eight hundred thousand dollars ($86,800,000) (the "BASE PURCHASE PRICE"), subject to the Purchase Price Adjustment to be made pursuant to SECTION 3.3 below and the payment of the contingent payments to be made pursuant to SECTION 3.6 below.

         3.2 Deposit; Closing Payment. (a) Concurrently with the execution of this Agreement, Buyer and Seller will enter into an escrow agreement (the "ESCROW AGREEMENT") with First Union National Bank of North Carolina, as escrow agent (the "ESCROW AGENT"), in form and substance satisfactory to the parties. Not later than one Business Day after the execution of this Agreement, Buyer shall pay, by wire transfer of immediately available funds to the Escrow Agent, the aggregate sum of $10,000,000 (the "DEPOSIT").

         (b) On the Closing Date, Buyer (i) shall pay, by wire transfer to such account or accounts as Seller shall designate in writing not later than one Business Day in advance thereof, the aggregate sum of $65,850,000 and (ii) shall deliver to Seller a promissory note in the form of Exhibit C attached hereto in the principal amount of $10,950,000. On the Closing Date, the Escrow Agent shall pay the Deposit (together with interest) to Seller in accordance with the terms of the Escrow Agreement.

         3.3 Purchase Price Adjustment. The Base Purchase Price shall be adjusted as follows (such adjustment being referred to herein as the "PURCHASE PRICE ADJUSTMENT"):

         (a) The Base Purchase Price shall be increased by the dollar amount, if any, by which (i) Tangible Net Worth as shown on the Closing Date Balance Sheet is greater than (ii) three hundred thirty-seven thousand dollars ($337,000); and

         (b) The Base Purchase Price shall be decreased by the dollar amount, if any, by which (i) Tangible Net Worth as shown on the Closing Date Balance Sheet is less than (ii) three hundred thirty-seven thousand dollars ($337,000).

         3.4      Closing Balance Sheet.

         3.4.1. Delivery of Closing Balance Sheet. Within 60 days after the Closing Date, Buyer shall cause to be prepared (at
Buyer's expense) and shall deliver to Seller the unaudited balance sheet, showing all Purchased Assets (excluding any Excluded Assets) and all Assumed Liabilities (excluding any Excluded Liabilities) (the "CLOSING BALANCE SHEET") as of the end of business on the Closing Date (as if such assets and liabilities were at that time assets and liabilities of Seller rather than having been transferred to Buyer pursuant to this Agreement). The Closing Balance Sheet shall be prepared in accordance with GAAP, consistently applied, and on a basis consistent with the June Balance Sheet. Without limiting the generality of the foregoing, the cash surrender value of the key man life insurance policies being conveyed as part of the Purchased Assets shall be treated on the Closing Balance Sheet on a basis consistent with their treatment on the June Balance Sheet (except to reflect any change in such cash value between the dates of the June Balance Sheet and the Closing Balance Sheet). Based on the Closing Balance Sheet, Buyer shall compute the Purchase Price Adjustment and attach a certificate to the Closing Balance Sheet setting forth its calculation of the Purchase Price Adjustment.

         3.4.2. Determination of the Purchase Price Adjustment. If Seller does not accept the Closing Balance Sheet or the Purchase Price Adjustment prepared by Buyer, Seller shall give written notice to Buyer within 10 days after delivery thereof. The notice shall set forth in detail the basis for Seller's objections. If Buyer and Seller are unable to resolve the disagreement within 30 days after delivery of Seller's written notice, the parties shall engage a mutually agreeable independent certified public accounting firm to resolve the issues. The accounting firm shall apply GAAP to the issues at hand (except that it shall assume that the Purchased Assets and Assumed Liabilities included in the Closing Balance Sheet were, as of the end of business on the Closing Date, assets and liabilities of Seller rather than having been transferred to Buyer pursuant to this Agreement) and shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The decision of the accounting firm shall be rendered within 20 days of the engagement and shall be binding on the parties. Buyer on the one hand, and Seller on the other, each shall pay one-half of the cost of the accounting firm. Seller shall be deemed to have accepted the Closing Balance Sheet and the Purchase Price Adjustment prepared and proposed by Buyer at 5:00 p.m. Charlotte, North Carolina time on the 10th day after delivery thereof if Seller has not by then given Buyer timely written notice of objection.

         3.5 Post-Closing Payment. Within three Business Days after the final determination of the Purchase Price Adjustment, an amount (the "POST-CLOSING PAYMENT") shall be payable, by wire transfer of immediately available funds, to an account designated by the recipient, as follows: (a) if the Base Purchase Price is to be increased by the Purchase Price Adjustment pursuant to SECTION 3.3(A), Buyer shall pay to Seller the amount of such increase; and (b) if the Base Purchase Price is to be decreased by the Purchase

Price Adjustment pursuant to SECTION 3.3(B), Seller shall pay to Buyer the amount of such decrease.

         3.6 Contingent Payments. (a) On March 1, 1997, Buyer shall pay to Seller an amount equal to the product of (i) the amount, if any, by which the Business' EBITA for the 12-month period ending December 31, 1996 exceeds $9.1 million, multiplied by (ii) 9.5; provided that in no event shall the payment required under this SECTION 3.6(A) exceed $9.5 million;

         (b) On March 1, 1998, if the Business' EBITA for the 12-month period ending December 31, 1997 exceeds $12.6 million, Buyer shall pay to Seller an amount equal to (i) $9.5 million, minus (ii) the amount of the contingent payment, if any, paid pursuant to SECTION 3.6(A);

         (c) On March 1, 1998, Buyer shall pay to Seller an amount equal to the Business' EBITA for the 12-month period ending December 31, 1997;

         (d) On March 1, 2000, Buyer shall pay to Seller an amount equal to (i) the Business' EBITA for the 24-month period ending December 31, 1999, minus (ii) two (2) times the Business' EBITA for the 12-month period ending December 31, 1997.

         (e) Notwithstanding the foregoing, if any Shareholder executing an Employment Agreement voluntarily terminates his Employment Agreement prior to the expiration of its initial term pursuant to SECTION 7(D) thereof, unless the termination is consented to in writing by Buyer, then any contingent payment determined after the date of such termination under SECTION 3.6(A)-(D) above shall be reduced by such Shareholder's Pro Rata Share of such payment. For purposes of this Section, (i) the date the contingent payment is determined shall be December 31, 1996, December 31, 1997, December 31, 1997, and December 31, 1999, with respect to SECTION 3.6(A), (B), (C) and (D), respectively, and
(ii) each Shareholder's "PRO RATA SHARE" of any contingent payment means the amount of such payment multiplied by the percentage of Seller's outstanding common stock owned by such Shareholder on the Closing Date, as set forth on
Schedule 4.1.1.

         (f) All amounts due under SECTION 3.6(A)-(D) shall be due on the dates indicated above or, if later, the date five Business Days after receipt of the audited financial statements of Buyer for the preceding fiscal year. All amounts owing to Seller under SECTION 3.6(A) and (B) shall be paid as follows: (i) 50% of any such amount shall be paid by wire transfer of immediately available funds to such account or accounts as Seller shall designate not less than one Business Day in advance of the date any such payment is due, and (ii) 50% of any such amount shall be paid by delivery of an additional promissory note (or an amendment to or restatement of the Promissory Note delivered pursuant to SECTION 3.2(B)), substantially in the form of EXHIBIT C (which will provide that the additional principal due as provided in this SECTION 3.6 will be repaid in equal installments on the scheduled repayment dates occurring thereafter). All amounts owing to Seller under SECTION 3.6(C) and (D) shall be paid by wire transfer of immediately available funds to such account or accounts as Seller shall designate not less than one Business Day in advance of the date any such payment is due.

         (g) Buyer shall be entitled to set-off against payments otherwise due under the contingent payments described in SECTIONS 3.6(B)-(D) an amount equal to the product of (i) the amount, if any, expressed as a positive number, by which the Business' EBITA for the 12-month period ending December 31, 1996 is less than $9.1 million, multiplied by (ii) 9.5; provided, however, that if the Business' EBITA for the 12-month period ending December 31, 1997 exceeds $12.6 million, then Buyer shall not be entitled to exercise the set-off provided by this SECTION 3.6(G). The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, shall not be deemed a breach of this Agreement.

         3.7 Purchase Price Allocation. The Base Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 3.7 attached hereto. Following the payment of the Purchase Price Adjustment and contingent payments, the parties shall revise such allocation in a fashion consistent with the agreed-upon allocation of the Base Purchase Price set forth on Schedule 3.7. The allocation set forth in such schedule is intended to comply with the requirements of Section 1060 of the Code. The Shareholders, Seller and Buyer agree to file all Income Tax returns or reports, including without limitation IRS Form 8594, for their respective taxable years in which the Closing occurs, to reflect the allocation described in Schedule 3.7 and agree not to take any position inconsistent therewith before any governmental agency charged with the collection of any Tax or Income Tax or in any judicial proceeding.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         4.1 Representations and Warranties of Seller and Shareholders. Seller and Shareholders (jointly and severally as to each such Person) hereby represent and warrant to Buyer as follows:

                  4.1.1. Existence. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Washington and has full corporate power and authority to own or lease its properties and to carry on its business as now conducted. Seller has delivered to Buyer true and complete copies of its articles of incorporation and bylaws, each as amended to date (collectively, the "CHARTER DOCUMENTS"). Shareholders are the sole shareholders of Seller, and the shares owned and percentage ownership of each such Shareholder is set forth on Schedule 4.1.1. Seller is duly qualified to do business and in good standing as a foreign corporation in the states set forth on Schedule 4.1.1 attached hereto, which are all states in which either the ownership or use of its properties, or the nature of the activities conducted by it, requires such qualification. Except as disclosed on Schedule 4.1.1, Seller does not presently own, directly or indirectly, any shares of capital stock of or other equity interest in any corporation, partnership or other entity.

                  4.1.2. Authorization; Enforceability. Seller has full corporate or other power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all requisite corporate action. This Agreement is, and each Noncompetition Agreement and each Employment Agreement will be when executed and delivered by Seller and the Shareholders party thereto, the legal, valid and binding obligations of Seller and each Shareholder party thereto, enforceable in accordance with their respective terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors' rights generally.

                  4.1.3. No Violation; Consents. Neither the execution, delivery and performance by Seller and each Shareholder of their obligations under this Agreement, nor the consummation of the transactions contemplated herein, will
(i) conflict with, violate or result in a breach of any of the terms or provisions of, or constitute a default (with the passage of time or giving of notice or both) under, or result in the creation or imposition of any Lien on the Purchased Assets pursuant to, any indenture, mortgage, deed of trust, lease, note, or other agreement or instrument to which Seller or any Shareholder is a party, (ii) conflict with any provision of the Charter Documents, or (iii) violate any law, order, judgment, decree, rule or regulation of any court or governmental authority having jurisdiction over Seller, any Shareholder or their properties. Except for any required filing under the HSR Act and as otherwise set forth on Schedule 4.1.3 attached hereto, no consent, approval, authorization, order, filing, registration or qualification of or with any governmental authority or other Person (each, a "CONSENT") is required to be obtained by Seller or any Shareholder in connection with the execution and delivery of this Agreement by Seller and Shareholders or the consummation of the transactions contemplated herein.

                  4.1.4. Insurance. Schedule 4.1.4 attached hereto accurately lists all policies of insurance covering the assets and operations of Seller as of the date hereof, and for each indicates the insurer's name, policy number, expiration date and amount and type of coverage. A correct and complete copy of each such policy has been delivered to Buyer. All such policies are in full force and effect and neither Seller nor any other party thereto is in breach or default under any such policies (and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a breach or default). No written notice of termination of any such policy has been received by Seller or any of its Affiliates.

                  4.1.5. Litigation. Except as set forth on Schedule 4.1.5 attached hereto, there are no actions, suits, labor disputes or other litigation, proceedings or governmental investigations pending or, to the knowledge of Seller and Shareholders, threatened against or affecting Seller or the Business, or relating to the transactions contemplated by this Agreement. Seller is not subject to any order, judgment, decree, stipulation or consent of or with any court, governmental body or agency.

                  4.1.6. Governmental Authorizations; Compliance with Laws. Seller holds the licenses and permits, authorizations, franchises and approvals described on Schedule 4.1.6 attached hereto (the "PERMITS"), and no other licenses, certificates, permits, authorizations, franchises, approvals or rights issued by any governmental authority, federal, state, local or foreign, are necessary for the lawful operation of the Business (other than city or county business or privilege licenses). The Permits are in full force and effect, and, to Seller's knowledge, no material violations of any of the Permits have occurred or have been alleged to have occurred. Furthermore, no proceedings are pending or, to the knowledge of Seller, threatened, that would have the effect of revoking or materially limiting or affecting the transfer or renewal of any of the Permits. The Permits (i) are not subject to any restrictions or conditions that would limit the Business of Seller as presently conducted; (ii) may be assigned to Buyer without the consent of any Person other than Seller; and (iii) shall remain in full force and effect immediately subsequent to Closing and shall not be subject to any additional restriction or condition as a result of their assignment to Buyer. Seller has delivered to Buyer true and complete copies of each of the Permits. Seller is now and, since June 30, 1996, has been, in compliance in all material respects with all laws applicable to the operation of the Business and the ownership of its assets and has not received written notice that it is in violation of or in default under any judgment, order or decree of any court or administrative agency or any law, rule or regulation applicable to it.

                  4.1.7. Tax Matters. Seller has timely filed or will timely file all tax returns and reports required to be filed for any period ending on or before the Closing Date, or if applicable, any period that includes the Closing Date. All such tax returns are or will be correct and complete in all respects. Except as set forth on
Schedule 4.1.7 or as shown on the face of the Closing Balance Sheet, Seller has properly calculated and has timely paid or will timely pay or cause to be paid all Income Taxes and Taxes (whether or not shown on any tax return) due to any taxing authority with respect to all such periods. Seller has not received written notice that the Internal Revenue Service or any other taxing authority has asserted against such Seller any deficiency or claim for additional Taxes or Income Taxes in connection therewith. Seller has not been granted and has not given any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or filing of, any Tax or Income Tax. All deposits required by law to be made by Seller with respect to employees' withholding taxes have been made. Seller has withheld and paid all Taxes and Income Taxes required to have been withheld and paid in connection with the amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no tax liens on any assets of Seller, except liens for Taxes not yet due. There are no claims pending against Seller for past due Taxes or Income Taxes, and no Seller or Shareholder knows of any such threatened claim or the basis for any such claim. There are not now any matters under discussion with any federal, state, local or other authority with respect to any additional Taxes or Income Taxes relating to Seller.

                  4.1.8. Financial Statements. Seller has delivered to Buyer copies of the Financial Statements. The Financial Statements (i) present fairly the financial position, results of operation, and changes in financial position of Seller as of and for the periods indicated in conformity with GAAP consistently applied during the periods, except that any interim Financial Statements do not include notes and are subject to normal recurring year-end adjustments (which will not, individually or in the aggregate, have a Material Adverse Effect), and (ii) are consistent with the books and records of Seller (which books and records are correct and complete).

                  4.1.9. Liabilities. Except as disclosed on Schedule 4.1.9, Seller does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except: (a) that are accrued or reserved against on the face of the June Balance Sheet (excluding the notes thereto); or (b)(i) that were incurred after the date of the June Balance Sheet and were incurred in the ordinary course of business and consistent with past practices and (ii) individually and in the aggregate have not had or resulted in, and will not have or result in, a Material Adverse Effect. Except as disclosed in Schedule 4.1.9, to Seller's knowledge, no facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any other liabilities or obligations.

                  4.1.10. No Adverse Change. Except as set forth on Schedule 4.1.10, since June 30, 1996, there has not been (a) any material adverse change in the financial condition (financial or otherwise), results of operations, business, properties or prospects of Seller or the Business, (b) any material loss or damage (whether or not covered by insurance) to any of the Purchased Assets, which materially affects or impairs the ability of Seller to conduct the Business, or any other event or condition of any character which has had a Material Adverse Effect, (c) any mortgage or pledge of any of the Purchased Assets, (d) any indebtedness incurred by Seller relating to, or taking as security any interest whatsoever in, the Purchased Assets, (e) any contract or other transaction entered into by Seller relating to, or otherwise affecting in any way, the Business or the operation thereof, other than in the ordinary course of business, (f) any sale or transfer of the Purchased Assets or any cancellation of any debts or claims of Seller, except in the ordinary course of business, (g) any waiver by Seller of any rights which have any material value,
(h) any change in the accounting practices of Seller or the manner in which it maintains its books of account and records (other than to reflect GAAP principles on the Financial Statements as a result of the Arthur Andersen & Co. audit), (i) any dividend or distribution by Seller, or (j) any increase in the rate or terms of compensation payable to Seller's employees, except increases occurring in accordance with Seller's customary practices, or any modifications in employee benefits to Seller's employees.

                  4.1.11. Title to Properties. Seller has good and marketable title to, is the lawful owner of, and has the full right to sell, convey, transfer, assign and deliver the Purchased Assets, free and clear of any Liens other than Permitted Liens. At and as of the Closing, Seller will convey the Purchased Assets to Buyer, and Buyer will have, good and marketable title to all of the Purchased Assets, free and clear of all Liens other than Permitted Liens.

                  4.1.12. Accounts Receivable. All of Seller's accounts, notes and other receivables comprising a portion of the Purchased Assets represent valid and bona fide claims, were acquired or arose in the ordinary course of business and are and will be fully collectible in the aggregate face amounts thereof in the ordinary course of business.

                  4.1.13. Fixed Assets. Schedule 4.1.13 attached hereto sets forth a complete and accurate list of all of the equipment and other fixed assets constituting Purchased Assets as of July 31, 1996, other than items acquired by Seller in the ordinary course of business from July 31, 1996 through the Closing Date (and Seller will identify in writing to Buyer, prior to the Closing, each item so acquired which has a market value or book value of $5,000 or more). All of such assets have been well maintained and are in normal operating condition (with the exception of normal wear and tear), and, to Seller's knowledge, are free from defects other than such minor defects as do not interfere with the continued use thereof in the conduct of normal operations.

                  4.1.14. Proprietary Rights.

         (a) Schedule 4.1.14(a) separately lists (i) all registered Trademarks and registered Copyrights owned or used by Seller (together with any applications therefor); (ii) all non-registered Trademarks and trade names used by Seller in the operation of the Business.

         (b) Schedule 4.1.14(b) separately lists (i) all Patents owned by Seller (together with any applications therefor); and (ii) all Patents licensed by Seller from third parties and used in the Business. All the claims of each of the Patents set forth on Schedule 4.1.14(b) are valid and enforceable.

         (c) Except as set forth on Schedule 4.1.14(c): (i) Seller owns all Proprietary Rights that are material for the operation of the Business, free and clear of any lien, encumbrance or other claim (whether pending, threatened or anticipated); and (ii) Seller has not granted any Person any right, license or interest whatsoever in any Proprietary Rights owned by Seller.

         (d) All Third-Party Software is either (i) listed in Schedule 4.1.14(d), (ii) object code versions of generally commercially available software programs that are used by Seller for word processing, accounting, internal communications or other similar internal administrative functions, or
(iii) custom software developed by Seller exclusively for its customers, which software is owned by such customers and is not otherwise used, distributed or marketed in the Business. Except for the Third Party Software described in clause (iii) of the previous sentence, Seller has perpetual licenses to all Third-Party Software material to the operation of the Business as now conducted. Seller has the legal right to use, copy, modify, sublicense, distribute or otherwise market all such Third-Party Software in the manner that such Third-Party Software is currently being used, copied, modified, sublicensed, distributed or otherwise marketed in the Business, all without the payment of any additional royalties or other fees or payments, now or in the future, to any other Person, other than annual maintenance or upgrade fees in accordance with normal industry practices.

         (e) A complete list of all Proprietary Software is set forth on
Schedule 4.1.14(e). Seller owns all right, title and interest in the Proprietary Software, including all of the Proprietary Rights therein. Each other Person who has participated in the development of the Proprietary
Software has either: (i) so participated as an employee of Seller within the scope of his or her employment obligations; (ii) so participated as an independent contractor pursuant to a valid and binding agreement that specifically assigns all Copyrights to Seller, or (iii) otherwise assigned to Seller the Copyright in such Proprietary Software. Seller has not entered into any agreement that limits or restricts its right to use, copy, modify, prepare derivatives of, sublicense, distribute or otherwise market all or any part of the Proprietary Software.

         (f) The present and projected use by Seller of all its Software and Proprietary Rights does not, and Buyer's use of all Software and Proprietary Rights transferred to Buyer pursuant to this Agreement (to the extent such transferred Software and Proprietary Rights are employed by Buyer in a manner consistent with the operation of the Business by Seller) will not, infringe the rights of any other Person. No claim has been asserted by any Person: (i) that such Person has any right, title or interest in or to any of Seller's Proprietary Rights; (ii) to the effect that any past, present or projected act or omission by Seller infringes any Proprietary Rights of such Person; (iii) that such Person has the right to use any of Seller's Trademarks or trade names; or (iv) that challenges Seller's right to use any of its Proprietary Rights or Know-how or that seeks to deny, modify or revoke any registration or application therefor or renewal thereof. To Seller's knowledge, no facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such claim.

         (g) Seller has taken efforts that are reasonable under the circumstances to prevent the unauthorized disclosure to other Persons of such portions of Seller's Trade Secrets as would enable any such other Person to compete with Seller within the scope of any its Business as now conducted and as presently proposed to be conducted.

             4.1.15. Assumed Contracts. Seller has delivered to Buyer true and correct copies of (i) each Assumed Contract with its 50 largest customers during the six months ended June 30, 1996 (the "MAJOR CUSTOMER CONTRACTS"), and
(ii) each other written Assumed Contract, except for customer contracts other than Major Customer Contracts (true and correct copies of which have been made available to Buyer) and those contracts described in clauses (II) and (III) of
SECTION 4.1.17(A). Each Contract (including each Assumed Contract) is valid, binding, in full force and effect and enforceable against each party thereto. Seller is not in default under any Contract nor does there exist any condition or event which after notice, lapse of time or both would constitute a default by Seller under any Contract. To Seller's knowledge, no other party to any Contract is in default or breach, or alleged to be in default or breach, under any Contract nor does there exist any condition or event which, after notice, lapse of time or both, would constitute a default by any other party to any Contract.

Seller has not received notice that Seller is in default under or in breach of any Contract or of the election of any party to any Contract to cancel, terminate or not to renew any such Contract whether in accordance with the terms of any Contract or otherwise. Seller has not given notice to any other party to any Contract that such other party is in default thereunder or in breach thereof or given notice of the termination thereof. Except as set forth on Schedule 4.1.3, none of the Assumed Contracts requires the consent of the other party thereto for the assignment of such Assumed Contract to Buyer and, upon such assignment at Closing as contemplated by this Agreement, Buyer shall have all of the rights of Seller thereunder.

                  4.1.16. Employee Benefit Plans. (a) Schedule 4.1.16 attached hereto identifies each employee pension, retirement, profit-sharing, bonus, incentive, deferred compensation, stock option, employee stock ownership, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance or other plan, fund, program, policy, contract or arrangement, whether arrived at through collective bargaining or otherwise, providing employee benefits, including without limitation any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, currently maintained by, or maintained within the last five years by, sponsored in whole or in part by, or contributed to by Seller, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries, whether created in writing, through an employee manual or similar document or orally (collectively, the "PLANS"). All such Plans are listed in Schedule 4.1.16 by name and ERISA plan number, if any. Schedule 4.1.16 also lists by name and applicable ERISA plan number, if any, all trust agreements or other funding arrangements, including insurance contracts (including issuer and contract number), with respect to all Plans, all annual reports and summary annual reports (by Plan name, year and applicable ERISA plan number) referred to in SECTION 4.1.16(B)(II) below, all actuarial reports (by Plan name and applicable ERISA plan number) referred to in SECTION 4.1.16(B)(III) below, and all documents (by Plan name and applicable ERISA plan number) referred to in SECTIONS 4.1.16(B)(IV), (V), (VII), (VIII) and (IX) below. No Plan is or has been a multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA), and Seller has never been a member of a controlled group (as defined in Section 4001(a)(14) of ERISA), a controlled group of corporations (as defined in Section 414(b) of the Code), or a group of trades or businesses under common control (as defined in Section 414(c) of the Code), any member of which, including Seller, has ever participated in or contributed to or been obligated to contribute to any such multiemployer plan. Except as set forth on Schedule 4.1.16, Seller has no formal plan or commitment, and has made no announcement of its intentions, whether legally binding or not, to create any additional Plan or modify or change any existing Plan.

                  (b) Except as set forth on Schedule 4.1.16, with respect to each of the Plans, Seller has heretofore delivered to Buyer true and complete copies of each of the following documents:

                      (i) a copy of each written Plan (including all amendments thereto), including representative copies of each written bonus or incentive Plan for Seller's administrative employees or branch managers;

                     (ii) a copy of the annual return or report (including without limitation reports on the Form 5500 series and all attachments thereto), if required under ERISA or the Code, with respect to each Plan (such reports are for the three most recent plan years with filing deadlines prior to the date of this Agreement or for which returns have actually been prepared or filed prior to the date of this Agreement) and a copy of each summary annual report with respect to each such annual report;

                    (iii) a copy of the actuarial report, if required under ERISA or the Code, with respect to each such Plan (such reports are for the three most recent plan years ending prior to the date of this Agreement);

                     (iv) a copy of the most recent summary plan description, together with each subsequent summary of material modifications, required under ERISA with respect to each Plan, all statements filed under Section 2520.104-23 of the U.S. Labor Department regulations, and all other material employee communications relating to each Plan;

                      (v) a copy of all written rules, regulations, procedures and interpretations for each Plan;

                     (vi) if a Plan is funded through a trust or other funding arrangement, including insurance contracts, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

                    (vii) all contracts relating to the Plans with respect to which Seller may have any liability, including without limitation insurance contracts (except as included under SECTION 4.1.16(B)(VI) above), investment management agreements, subscription and participation agreements, administration agreements and record keeping agreements;

                   (viii) the most recent determination letter received from the Internal Revenue Service that covers the entire Plan with respect to each Plan that is intended to be qualified under Section 401 of the Code, and a complete copy of the determination letter application (including attachments and cover letters) for such determination letter; and

                     (ix) all rulings, opinion letters, information letters or advisory opinions issued by the Internal Revenue Service or the United States Department of Labor with respect to each Plan within the 10-year period prior to the date of this Agreement.

                  (c) Seller has paid all premiums (and interest charges and penalties for late payment, if applicable) due to the Pension Benefit Guaranty Corporation ("PBGC") with respect to each Pension Benefit Plan (as defined in Section 3(2) of ERISA) maintained or contributed to Seller (each, a "PENSION BENEFIT PLAN") and each plan year thereof for which such premiums are required. On and after the effective date of ERISA, there has been no reportable event (as defined in Section 4043 of ERISA and the PBGC regulations thereunder) with respect to any Pension Benefit Plan subject to Title IV of ERISA. No liability under Title IV has been incurred by Seller since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk to Seller of incurring any material liability under Title IV.

                  (d) Seller has not engaged in any transaction with respect to a Plan as a result of which Seller could be subject to either a material liability or civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. All reports required by any government agency with respect to each Plan have been timely filed. No oral or written representation or communication with respect to any Plan has been made to the employees of Seller or any other person entitled to participate in or receive benefits under a Plan which is not in accordance with the written or otherwise pre-existing terms of such Plan. There are no material pending or, to the knowledge of Seller and the Shareholders, threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                  (e) The fair market value of the assets of each Pension Benefit Plan required to be funded equals or exceeds the present value of all benefits (whether or not vested) accrued to date by all present or former participants or beneficiaries under such Plan. For this purpose, the assumptions prescribed by the PBGC for valuing pension plan assets or liabilities upon plan termination shall be applied to the extent such assumptions would apply upon termination of each such Plan. To the extent such assumptions would not apply, the actuarial assumptions used or required to be used to determine the funding requirements under a plan shall be applied. No Pension Benefit Plan has incurred any accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Full payment has been made on or prior to the Closing Date of all amounts which Seller is required to pay under the terms of each of the Plans and applicable law (including any employee salary deferral contributions described in Section 125 or 401(k) of the Code). Seller will make contributions to the Plans required to be made before the Closing Date for the current Plan year and for any prior year through the Closing Date, or if any such contributions are not due before the Closing Date, will make adequate provisions for reserves therefor.

                  (f) Each of the Plans, and any related trust agreements or annuity contracts or other funding instruments, comply currently and have complied in the past, as to both form and operation, with the provisions of ERISA, the Code, and all other applicable laws, rules and regulations; all necessary government approvals for the Plans have been obtained; and, where applicable, a favorable determination as to qualification under the Code of each Pension Benefit Plan and each amendment thereto has been made by the Internal Revenue Service.

                  (g) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees beyond retirement or other termination of service other than
(i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any Pension Benefit Plan, (iii) deferred compensation benefits accrued as liabilities on the books of Seller, or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                  (h) Except as set forth on Schedule 4.1.16(h), the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or officer of Seller to severance pay, unemployment compensation or any other payment. The consummation of the transactions under this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                  (i) For purposes of this SECTION 4.1.16, the term "Seller" includes each trade or business (whether or not incorporated) which together with Seller is treated as a single employer under Section 414(b), (c), (m) or
(o) of the Code.

         4.1.17. Labor and Employment Matters.

                  (a) Seller has delivered to Buyer (i) complete and accurate copies of each employment, consulting and similar agreement to which Seller is a party with any Shareholder or any other of its executive officers, (ii) representative copies of employment and similar agreements between Seller and its administrative employees and branch managers, and (iii) representative copies of consulting agreements between Seller and its consultants or independent contractors. Seller has made available to Buyer complete and accurate copies of all other employment, consulting and similar agreements to which Seller is a party. Except as disclosed on Schedule 4.1.17, Seller is not a party to or bound by any written agreement, any employment manual, employment handbook, employment practice or policy constituting a contractual obligation, or any consent decree, court order or statutory obligation: (i) for the employment of any individual, or the provision of services by any individual, who is not terminable by Seller without penalty upon thirty days notice or less;
(ii) with any labor union; or (iii) relating to the payment of any severance or termination payment, bonus or death benefit to any employee or former employee or his or her estate or designated beneficiary.

                  (b) Seller is not a party to any collective bargaining agreement, and has not recognized or received a demand for recognition of any collective bargaining representative with respect thereto; and during the past three years there have been no material labor strikes, disputes or work stoppages nor, to the knowledge of Seller, are any such actions threatened against Seller.

                  (c) Except as disclosed on Schedule 4.1.17(c), there are no loans or other obligations payable or owing to any officers, directors or employees of Seller, except salaries, wages, bonuses and salary advances and reimbursement of expenses incurred and accrued in the ordinary course of business, nor are any loans or debts payable or owing by any such persons or their Affiliates to Seller, nor has Seller guaranteed any of their respective loans or obligations.

                  (d) Except as set forth on Schedule 4.1.17(d), Seller is in compliance in all material respects with all laws and other obligations relating to employment, denial of employment or employment opportunity and termination of employment.

                  (e) To Seller's knowledge, there is no controversy pending or threatened between Seller and any of its present or former officers, directors, supervisory personnel or any group of its employees.

                  4.1.18. Environmental Matters.  Except as set forth in
Schedule 4.1.18:

                  (a) The Real Property and all other land, buildings and premises owned, leased or operated by Seller currently or in the past (all of which Real Property and other land, buildings, and premises are listed in
Schedule 4.1.18), and each portion of such Real Property and other land, buildings and premises, including without limitation the improvements thereon and the soil and groundwater thereunder (i) do not contain and are not contaminated by any Hazardous Material; (ii) do not contain and have not previously contained underground storage tanks; (iii) have never been used for the generation, treatment, storage or disposal of any Hazardous Material, or for mining, land filling, dumping, gasoline station, dry cleaning or commercial petroleum product storage purposes; (iv) have never been the subject of any activities representing a violation or alleged violation of any Environmental Law or any report to or action by a governmental authority pursuant to any Environmental Law, and are in full compliance with all Environmental Laws; (v) do not otherwise contain a condition that is or may be a threat to the safety or health of the public or to the environment; (vi) have not had any release of any Hazardous Material from, on, in or upon it and do not face any risk of contamination by any Hazardous Material from any nearby property; and (vii) have never been the subject of an environmental audit or assessment, or remedial action or a lien or encumbrance for an environmental problem. With respect to any real property owned, leased or operated by Seller in the past, but not currently owned, leased or operated by Seller, the representations set forth above in this SECTION 4.1.18(A) shall be deemed to apply as of the last date that Seller owned, leased or operated the property in question. The representations and warranties set forth in this SECTION 4.1.18(A) shall be limited to matters within Seller's knowledge, except with respect to any such matters arising from the conduct of Seller's Business, as to which the foregoing representations and warranties shall apply whether or not known by Seller.

         (b) Seller: (i) has never sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (1) has been placed on the "National Priorities List", the "CERCLIS" list, or any similar state or federal list, or (2) is subject to or the source of a claim, an administrative order or other request to take "removal", "remedial", "corrective" or any other "response" action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) is and at all times has been in compliance with all Environmental Laws in all of its activities and operations, and is not liable under any Environmental Law; (iii) is not involved in (and has no basis to expect to be involved in) any suit or proceeding and has not received (and has no basis to expect to receive) any notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to expect to receive) notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material; and (iv) has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits (all of which are listed on Schedule 4.1.6), and generated and maintained all required data, documentation and records under all Environmental Laws.

         (c) Buyer will be able to hold the properties and Assets acquired pursuant to this Agreement and to carry on the Business as presently conducted in compliance with any prospective requirement adopted or promulgated prior to the date hereof under any Environmental Law without material cost or change in the operations of the Business.

                  4.1.19. Real Property.

                  (a) Schedule 4.1.19 contains a complete and correct list of all lease agreements pursuant to which Seller leases the Real Property, setting forth the address, landlord and tenant for each lease. Seller has delivered to Buyer correct and complete copies of such leases. Each lease agreement set forth on Schedule 4.1.19 is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. To Seller's knowledge, neither Seller nor any other party is in default, violation or breach in any respect under any such lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any such lease. Each such lease grants the tenant under the lease the exclusive right to use and occupy the demised premises thereunder. Seller has good and valid title to the leasehold estate under each such lease free and clear of all liens, claims and encumbrances other than Permitted Liens. Seller enjoys peaceful and undisturbed possession under each such lease of the Real Property.

                  (b) The Real Property constitutes all the fee and leasehold interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, the Business as currently conducted by Seller.

                  (c) There are no eminent domain or other similar proceedings pending or, to Seller's knowledge, threatened affecting any portion of the Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or, to Seller's knowledge, threatened, relating to the ownership, lease, use, occupance or operating by any Person of any Real Property.

                  (d) To Seller' knowledge, the use and operation of the Real Property in the conduct of the Business does not violate in any material respect any instrument of record or agreement affecting the Real Property. To Seller's knowledge, there is no violation of any covenant, condition, restriction, easement or order of any governmental authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof.

                  (e) To Seller's knowledge, the Real Property is in full compliance with all applicable building, zoning, subdivision and other land use and similar applicable laws affecting the Real Property, and Seller has not received any notice of violation or claimed violation of any such law. There is no pending or, to the knowledge of Seller, anticipated change in any such laws that will have or result in a material adverse effect upon the ownership, alteration, use, occupancy or operation of the Real Property or any portion thereof. No current use by Seller of the Real Property is dependent on a nonconforming use or other governmental approval the absence of which would materially limit the use of such properties or assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

                  (f) The Real Property, and all components thereof, including without limitation the roofs, walls, floors, heating, cooling and ventilation systems, electrical and plumbing systems and structural components, are in good condition, are operating properly, are not in need of repair and have been properly maintained. To Seller's knowledge, the improvements on the Real Property are free of wood destroying insects and damage therefrom. All facilities leased on the Real Property are supplied with utilities and other similar services necessary for the operation of such facilities as now used for the conduct of the Business.

                  4.1.20. Customers. Schedule 4.1.20 attached hereto lists each Major Customer Contract. Except as set forth on Schedule 4.1.20, to Seller's knowledge, Seller has not received any notice and has no reason to believe that any Major Customer Contract is being terminated or is being considered for termination or nonrenewal. To Seller's knowledge, no such customer listed on Schedule 4.1.20 is reasonably likely to, as a result of the consummation of this Agreement, terminate or materially reduce its relationship with the Business.

                  4.1.21. Assets Sufficient for Conduct of Business. The Purchased Assets constitute all of the assets, properties and rights used by Seller in, and required for the continued operation by Buyer of, the Business as it is presently operated by Seller.

                  4.1.22. Brokers; Finders. Seller has not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim against Buyer for any brokerage or finder's commission, fee or similar compensation. Seller and Shareholders are solely liable for all fees and expenses payable to The Updata Group, Inc. and will indemnify and hold harmless Buyer against any such fees and expenses.

                  4.1.23. Minute Books. Seller's minute books contain complete and accurate records of all meetings and other corporate actions of its stockholders and Board of Directors and committees thereof.

                  4.1.24. Bank Accounts; Powers of Attorney. Schedule 4.1.24 sets forth (i) the name of each bank in which Seller maintains an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from Seller and a summary statement of the terms thereof.

                  4.1.25. Certain Transactions. There is no transaction, and no transaction is now proposed, to which Seller was or is to be a party and in which any director, officer, stockholder or Affiliate of Seller had or has a direct or indirect material interest.

                  4.1.26. Product Warranties; Defects; Liability. Except as set forth on Schedule 4.1.26, each product or service manufactured, sold, leased, or delivered by Seller has been in conformity with all applicable federal, state, local or foreign laws and regulations, contractual commitments and all express and implied warranties, and Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product or service manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease as set forth in the applicable Major Customer Contract or other Customer Contract delivered or made available to Buyer. Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any service provided, or any product manufactured, sold, leased or delivered, by Seller and there has been no inquiry or investigation made in respect thereof by and Person including any governmental or administrative agency.

                  4.1.27. Investment Intent. Seller is acquiring the Promissory Note for investment for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

                  4.1.28. Accuracy of Statements. Neither this Agreement (including the Exhibits and Schedules attached hereto) nor any statement, list, certificate or other information furnished or to be furnished by or on behalf of Seller to Buyer in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact regarding Seller, the Purchased Assets or the operation of the Business or omits or will omit to state a material fact necessary to make the statements regarding Seller, the Purchased Assets or the operation of the Business contained herein or therein, in light of the circumstances in which they are made, not misleading. The pro forma income statements of Seller delivered to Buyer for all periods through June 30, 1996 have been prepared in good faith by the executive and financial personnel of Seller on the basis of reasonable assumptions, present fairly the results of operations of Seller (as adjusted for the items described therein), and are consistent with the books and records of Seller (which books and records are correct and complete).

         4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

                  4.2.1. Corporate Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein.

                  4.2.2. Authorization; Enforceability. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated herein have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid, legal and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors' rights generally.

                  4.2.3. No Violation; Consents. Neither the execution, delivery and performance by Buyer of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, violate or result in a breach of any of the terms or provisions of, or constitute a default (with the passage of time or giving of notice or both) under, or result in the creation or imposition of any lien on the assets of Buyer pursuant to, the certificate of incorporation or bylaws of Buyer, any order, judgment, decree, rule or regulation of any court or governmental agency or body having jurisdiction over Buyer or its properties, or under any provision of law. Except for any required filing under the HSR Act and as otherwise set forth on Schedule 4.2.3 attached hereto, no Consent is required to be obtained by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated herein.

                  4.2.4. SEC Documents. Buyer has filed all documents required by law to be filed by it with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. At the time filed, none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                  4.2.5. Financing. Buyer has a commitment from NationsBank, N.A. for the provision of senior credit facilities on the terms and subject to the conditions set forth therein. A copy of the commitment has been provided to Seller.


                                   ARTICLE V

                               CERTAIN COVENANTS

         5.1 Access and Information; Confidentiality. From the date hereof until the Closing Date:

         (a) Seller will give to Buyer and its representatives (including Buyer's lender and its representatives as long as such lender agrees, upon the request of Seller, to execute a confidentiality agreement in form and substance reasonably acceptable to both parties) full access during normal business hours to its employees, properties, books, records, contracts and commitments and will furnish all such information and documents relating to its properties and business as Buyer may reasonably request; provided, however, that such investigation by Buyer shall be conducted in such a manner as not to unreasonably interfere with the normal operation of the Business.

         (b) Buyer agrees to, and to cause its employees and agents to, protect the confidentiality of all proprietary and confidential information received from Seller pursuant to this Agreement or otherwise, using the same care and procedures used to protect Buyer's own proprietary and confidential information, and agrees not to disclose, and to cause its Affiliates, employees and agents not to disclose, such proprietary and confidential information to any other Persons except as may be reasonably necessary in connection with the transactions contemplated herein or except to the extent (i) such information is or becomes publicly available or obtainable from independent, nonconfidential sources and not in breach of Buyer's obligations hereunder or any other party's confidentiality obligations owed to Seller, (ii) such information is required to be disclosed by law or by governmental authorities having jurisdiction over Buyer, (iii) such information was known by Buyer prior to any disclosure by Seller, or (iv) disclosure is necessary for Buyer to enforce any or all of its rights under this Agreement.

         (c) Buyer further agrees not to contact or attempt to contact any of Seller's clients without first notifying Seller and permitting Seller to participate in all such contacts.

         5.2 Conduct of Business. Except as otherwise contemplated by the terms of this Agreement, from the date hereof until the Closing, Seller will: (a) not enter into any Contract relating to the Business unless such Contract is entered into in the ordinary course of business and either involves an aggregate financial obligation on the part of Seller of $50,000 or less or is terminable upon not more than 30 days' prior notice; (b) not amend, modify or waive any material provision of any Assumed Contract; (c) not mortgage, pledge, sell or transfer any of its assets, except in the ordinary course of business; (d) conduct the Business only in the ordinary course (including with respect to the payment of payables and the collection of receivables) and in substantially the same manner as heretofore conducted; (e) maintain and keep its properties and equipment in good repair, working order and condition, except for ordinary wear and tear; (f) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained; (g) perform its obligations under all Contracts; (h) use its best efforts to maintain and preserve its business organizations, retain its present employees and maintain its relationships with suppliers, customers and others having business dealings with it; (i) maintain its books of account and records in the usual and regular manner and not make any changes in its accounting practices; (j) comply with all laws and regulations applicable to them and to the conduct of the Business; (k) except to the extent of any Excluded Assets, not make any distribution, dividend or advance to any Affiliate (including any Shareholder) without the prior written consent of Buyer, except for any dividend paid solely from the proceeds of the exercise of options exercised by any Shareholder; (l) use its best efforts to maintain and protect the Proprietary Rights and Proprietary Software; and (m) not make any change in any Plan or compensation to any officers, directors or employees (except for normal salary increases or bonuses in the ordinary course of business consistent with past practice to employees other than the Shareholders or other executive officers that do not in the aggregate result in a significant increase in compensation or benefit expense to Seller) or adopt any new Plan without the prior written consent of Buyer. Without limiting the foregoing, Seller will consult with Buyer regarding all significant developments, transactions and proposals relating to the Business or the Purchased Assets.

         5.3 Change of Corporate Name. On the Closing Date or as soon as practicable thereafter, Seller shall change its corporate name to a new name which does not include the words making up its existing name (or any existing trade names) or the acronym or abbreviation or any variations, translations or combinations thereof or similar names and otherwise is not likely to be confused with its present names so as to make Seller's present names available to Buyer. From and after the Closing, Seller shall not use the words making up its existing name (or any existing trade names) or the acronym or abbreviation or any variations, translations or combinations thereof or similar names in connection with any business.

         5.4 Filings. Buyer and Seller will make or cause to be made all such filings and submissions under applicable laws and regulations as may be required for the consummation of the transactions contemplated hereunder, including without limitation any filings required under the HSR Act. Buyer and Seller will cooperate and coordinate with one another in connection with any such filings or submissions.

         5.5 Employees. (a) Buyer and Seller agree that on the Closing Date the employees of Seller shall cease to be employees of Seller and, except for those employees subject to the Employment Agreements and except as otherwise determined by Buyer in its sole discretion, shall become employees of Buyer or an Affiliate of Buyer on an employment at will basis. Notwithstanding the foregoing, except as set forth in SECTION 7.2, Buyer will have no liability to Seller if for any reason (i) Buyer decides not to offer employment to any of Seller's employees (other than employees subject to the Employment Agreements),
(ii) any of the employees do not accept Buyer's offer of employment or (iii) any of the employees (other than employees subject to the Employment Agreements) accept employment with Buyer, but such employment is terminated for any reason after the Closing Date.

         (b) Except as set forth in SECTION 5.5(A) above, the parties acknowledge and agree that it is the intention of the parties that all existing contracts of employment, nondisclosure, and nonsolicitation and noncompetition between Seller and its employees shall be transferred to or assumed by Buyer as a result of the transactions described herein and that such contracts shall constitute Assumed Contracts hereunder.

         (c) Seller shall, if requested by Buyer, assign to Buyer or its designated Affiliates Seller's unemployment insurance and worker's compensation experience ratings and take such steps as Buyer shall reasonably request to effect such assignment, if such assignment is permitted and does not result in any cost, expense or penalty to Seller and is otherwise not prejudicial to Seller.

         (d) Unless prohibited by law, Seller shall make available to Buyer all personnel records, including without limitation names, Social Security numbers, dates of hire by Seller, dates of birth, number of hours worked each calendar year, and salary histories, for all Seller's employees. Seller and Buyer shall also cooperate, both before and after the Closing Date, in exchanging information, including pertinent employment records, benefit information, salary and compensation records, financial statements and other data, and in taking other action respecting the interests of Seller's employees who become employees of Buyer at or shortly following the Closing Date, and their respective beneficiaries and dependents, in each of the employee benefit plans of Seller and any plans established by Buyer, so as to secure an orderly and effective transition of the benefit arrangements for such employees of Seller and their respective beneficiaries and dependents.

         (e) Employee Benefits. Buyer will initially provide all of Seller's employees who are hired by Buyer with the same benefits, in all material respects, as those provided by Seller to such employees on the Closing Date. After the Closing, Buyer may amend, modify or terminate any such benefits at any time in its sole discretion, provided that for not less than two (2) years, except as otherwise required by applicable law, Buyer agrees not to materially reduce the benefits (taken as a whole) provided to such employees relative to the benefits provided to such employees by Seller on the Closing Date. Buyer will give effect to such employees' tenure of service with Seller for determining eligibility and waiting period requirements under Buyer's benefit plans.

         (f) Options. As promptly as practicable after the Closing, Buyer will cause to be issued to those employees of Seller listed on Schedule 5.5(f) stock options for the purchase of Buyer's common stock on the terms summarized on
Schedule 5.5(f).

         5.6 Lien Search. Prior to Closing, Seller at its expense shall obtain and deliver Uniform Commercial Code and tax lien search results covering the Purchased Assets from each jurisdiction in which Purchased Assets are located. The searches shall be accurate as of a date not earlier than 20 days prior to the Closing Date.

         5.7 Exclusivity. Without limiting the effect of any other warranty or representation contained in this Agreement, at no time from the date hereof through the Closing Date will Seller, directly or through any agents or representatives, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of Seller, or any substantial portion of the Purchased Assets (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller shall notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1 Conditions to Obligation of Buyer. The obligation of Buyer under this Agreement to purchase the Purchased Assets and to consummate the other transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Buyer in its sole discretion:

                  6.1.1. Representations; Performance. The representations and warranties of Seller and Shareholders contained herein shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as modified by transactions permitted by this Agreement. Seller shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by the Chief Executive Officer or President of Seller, to the effect set forth above in this SECTION 6.1.1.

                  6.1.2. Employment and Noncompetition Agreements.

                  (a) Newbold, Hetland, and LeRoss shall each have entered into an Employment and Noncompetition Agreement dated the Closing Date with Buyer substantially in the form of Exhibit D attached hereto (the "EMPLOYMENT AGREEMENTS"). The Employment Agreements with each of Newbold and Hetland shall have an initial term of three (3) years. The Employment Agreement with LeRoss shall have a term of one (1) year.

                  (b) Seller, McKee and Adamucci shall each have entered into a Noncompetition Agreement dated the Closing Date with Buyer or Buyer's designated Affiliate (the "NONCOMPETITION AGREEMENTS") substantially in the form of Exhibit E attached hereto.

                  6.1.3. Opinion of Counsel. Buyer shall have received a favorable opinion, addressed to Buyer and dated the Closing Date, of Short Cressman & Burgess P.L.L.C., counsel to Seller and the Shareholders, in substantially the form attached hereto as Exhibit F.

                  6.1.4. Consents. All Consents required to be obtained by Seller to consummate the transactions contemplated herein shall have been obtained, other than any Consents required in connection with any Customer Contracts or any leases relating to the Real Property or where the failure to obtain such Consents has been temporarily waived by Buyer pursuant to SECTION 2.4(A).

                  6.1.5. No Proceeding or Litigation. No claim, action, suit, arbitration, investigation or other formal proceeding shall be pending or threatened on or before the Closing which (a) seeks to (i) enjoin, restrain or prohibit the transactions contemplated herein, (ii) impose limitations on the ability of Buyer to conduct the Business or exercise full rights of ownership of the Purchased Assets or (iii) require the divesture by Buyer or its Affiliates of any of the Purchased Assets or any other assets of Buyer or its Affiliates by reason of this Agreement, or (b) could have a Material Adverse Effect.

                  6.1.6. No Material Adverse Change. There shall have occurred no material adverse change in the condition (financial or otherwise), results of operations, business, properties or prospects of the Business.

                  6.1.7. Purchased Assets and Documents Delivered. Buyer shall have received at the Closing the following documents required to be delivered to Buyer by Seller or Shareholders as provided herein:

                  (a) corporate and tax certificates of good standing for Seller issued by the Secretary of State and Department of Revenue (or similar applicable offices) of each jurisdiction where Seller is organized and qualified to do business as a foreign corporation;

                  (b) a certificate of the secretary of Seller, certifying and attaching copies of the Charter Documents (including a copy of the articles of incorporation of Seller certified by the Secretary of State of Washington), the resolutions of the directors and shareholders or other owners of Seller approving the execution and delivery by Seller of


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



         this Agreement and the consummation of the transactions contemplated hereby, and the incumbency of the officers of Seller executing this Agreement and all other agreements and instruments to be executed and delivered by Seller in connection herewith; and

                  (c) the Bill of Sale, Contract Assignment, such other documents, certificates and items reasonably requested by Buyer to consummate the transactions contemplated hereby and effect the transfer of the Purchased Assets as provided herein.

                  6.1.8. HSR Act Filings. All filings required by any Person under the HSR Act with respect to the transfer of the Purchased Assets shall have been made, all applicable waiting periods with respect thereto shall have expired or been terminated and no action shall have been taken or threatened by the United States Department of Justice or Federal Trade Commission challenging or seeking to enjoin the transactions contemplated under this Agreement.

                  6.1.9. Due Diligence. Buyer shall have completed its due diligence review of Seller and the Business, and the results of such review shall have been satisfactory to Buyer in its sole discretion.

                  6.1.10. Draft Closing Balance Sheet. Prior to Closing, Seller shall have delivered an estimated balance sheet (the "DRAFT CLOSING BALANCE SHEET"), dated as of the Closing Date, or such other date agreed to by the parties, prepared in a manner consistent with the June Balance Sheet and in form and substance satisfactory to the Buyer, showing all Purchased Assets (excluding any Excluded Assets) and all Assumed Liabilities (excluding any Excluded Liabilities) of the Seller of such date, and the Tangible Net Worth set forth on the Draft Closing Balance Sheet shall not amount to less than $337,000.

                  6.1.11. Subordination Agreement. Buyer, Seller and NationsBank, N.A. shall have executed a Subordination Agreement in form and substance satisfactory to the parties thereto relating to the subordination of certain obligations of Buyer to Seller hereunder and under the Promissory Note to the obligations of Buyer to NationsBank, N.A. under the senior credit facilities described in SECTION 4.2.5 above.

                  6.1.12. Adamucci Option. Prior to or contemporaneously with the Closing, Adamucci shall have exercised the Option, dated May 1, 1994, for the purchase of BEST stock.

         6.2 Conditions to Obligation of Seller. The obligations of Seller under this Agreement to sell the Purchased Assets and to consummate the other transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Seller in its sole discretion:

                  6.2.1. Representations; Performance. The representations and warranties of Buyer contained herein hereof shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as modified by transactions permitted by this Agreement. Buyer shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Buyer shall have delivered to Seller a certificate of Buyer, dated the Closing Date and signed by the Chief Executive Officer or President of Buyer, to the effect set forth above in this SECTION 6.2.1.

                  6.2.2. Opinion of Counsel. Seller shall have received a favorable opinion, addressed to Seller and dated the Closing Date, of Robinson, Bradshaw & Hinson, P.A., counsel to Buyer, in substantially the form attached hereto as Exhibit G.

                  6.2.3. No Proceeding or Litigation. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect and no actions by any public or governmental authority seeking any such injunction or order shall be pending as of the Closing Date that restrains or prohibits the purchase and sale of the Purchased Assets or any other action to be taken in connection herewith.

                  6.2.4. Purchase Price and Documents Delivered. Seller shall have received at the Closing the cash payments and the Promissory Note required under SECTION 3.2(B), and the following documents required to be delivered at the Closing as provided herein:

                  (a) a corporate certificate of good standing for Buyer issued by the Delaware Secretary of State; and

                  (b) a certificate of the secretary of Buyer, certifying and attaching copies of its certificate of incorporation (certified by the Secretary of State of Delaware) and bylaws, the resolutions of the directors of Buyer approving the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby, and the incumbency of the officers of Buyer executing this Agreement and all other agreements and instruments to be executed and delivered by Buyer in connection herewith.

                  6.2.5. HSR Act Filings. All filings required by any Person under the HSR Act with respect to the transfer of the

Purchased Assets shall have been made, all applicable waiting periods with respect thereto shall have expired or been terminated and no action shall have been taken or threatened by the United States Department of Justice or Federal Trade Commission challenging or seeking to enjoin the transactions contemplated under this Agreement.


                                   ARTICLE VII

                                 INDEMNIFICATION

         7.1 Indemnification by Seller and Shareholders. Seller and Shareholders (jointly and severally as to each such Person) agree to indemnify and hold harmless Buyer and its shareholders, officers and directors, Affiliates, agents and employees from and against and in respect of any and all damages, losses, diminution of value, or expenses suffered or incurred by any such party (whether as a result of third party claims (whether valid or not), demands, suits, causes of action, proceedings, investigations, judgments or liabilities or otherwise), including costs of investigation and defense and reasonable attorneys' fees assessed, incurred or sustained by or against any of them, with respect to or arising out of (a) any breach of the representations, warranties and covenants of Seller or Shareholders set forth herein and in any other agreement or instrument executed by Seller or Shareholders in connection herewith, or (b) any Excluded Liabilities (including without limitation any liability or alleged liability that becomes, or is alleged to have become, a liability of Buyer under any applicable bulk sales law, under any doctrine of de facto merger or successor liability, or otherwise by operation of law), in all cases subject to each of the terms, conditions and limitations set forth in this ARTICLE VII hereof.

         7.2 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless Seller, Shareholders and Seller's officers, directors, employees, Affiliates and agents from and against and in respect of any and all damages, losses, diminution of value, or expenses suffered or incurred by any such party (whether as a result of third party claims (whether valid or not), demands, suits, causes of action, proceedings, investigations, judgments or liabilities or otherwise), including costs of investigation and defense and reasonable attorneys' fees assessed or incurred or sustained by or against any of them, with respect to or arising out of (a) any breach of the representations, warranties and covenants of Buyer set forth herein and in any other agreement or instrument executed by Buyer in connection herewith, and (b) any liability, claim, action or loss arising from Buyer's operation of the Business after the Closing, including without limitation (i) Buyer's termination of or failure to hire any employees formerly employed by Seller (unless such liability arises from actions taken by Seller prior to the Closing), or (ii) any post-Closing actions of Buyer pursuant to the Assumed Contracts.

         7.3 Limitations. Notwithstanding anything contained herein to the contrary, no person shall be entitled to indemnification under the provisions of this ARTICLE VII: (a) unless such party shall have given written notice to the indemnifying party setting forth its claim for indemnification in reasonable detail, on or prior to the close of business on the Limitation Date, (b) unless and until the aggregate amount of all claims for indemnification under SECTION
7.1 or SECTION 7.2, as applicable, shall have exceeded $500,000, in which event the indemnified person shall be entitled to such indemnification only for all claims in excess of that amount, and (c) to the extent that the aggregate amount of all claims for indemnification under SECTION 7.1 or SECTION 7.2, as applicable, exceeds the sum of (i) $43,400,000, plus (ii) 50% of the sum of all contingent payments paid to Seller pursuant to SECTION 3.6; provided, however, that the limitation contained in clause (b) shall not apply to (x) any breach of the representation made by Seller or Shareholders in SECTION 4.1.22 or (y) Seller's and Shareholders' indemnification obligations as set forth in clause
(b) of SECTION 7.1. Notwithstanding anything contained herein to the contrary, this ARTICLE VII shall not apply to any breach by Buyer, Seller or any Shareholder of any Employment Agreement or Noncompetition Agreement.

         7.4 Procedure for Indemnification.

             7.4.1. Third Party Claims. (a) If any Person shall claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the "indemnified party") shall promptly notify the party from whom indemnification is sought (the "indemnifying party") in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail. The failure of the indemnified party to so notify the indemnifying party shall not relieve the indemnifying party of any indemnification obligation hereunder except to the extent the indemnifying party demonstrates that the defense of such claim or demand is materially prejudiced by the failure to give such notice.

         (b) If any legal proceeding or action is brought by a third party against an indemnified party and the indemnified party gives notice to the indemnifying party pursuant to SECTION 7.4.1(A), the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding if (i) the indemnifying party provides written notice to the indemnified party that the indemnifying party intends to undertake such defense and the indemnifying party will indemnify the indemnified party against all claims for indemnification resulting from or relating to such third party claim, (ii) the indemnifying party provides to the indemnified party evidence acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against the third party claim and to fulfill its indemnification obligations hereunder,

(iii) the indemnifying party conducts the defense of the third party claim actively and diligently with counsel reasonably satisfactory to the indemnified party, and (iv) if the indemnifying party is a party to the proceeding, the indemnifying party has not determined in good faith that joint representation would be inappropriate. The indemnified party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the indemnified party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such indemnified party. The indemnified party shall fully cooperate with the indemnifying party and its counsel in the defense or compromise of such claim or demand, provided that all out-of-pocket expenses incurred by indemnified party shall be paid by indemnifying party. If the indemnifying party assumes the defense of a proceeding, (1) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (2) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. Should one or more but not all of the indemnifying parties agree to defend any such third party claim, the indemnifying party or parties not participating in the defense of the claim shall be bound by the acts and agreements of the other or others.

         (c) If (i) notice is given to indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, (ii) any of the conditions set forth in clauses (i)-(iv) of SECTION 7.4.1(B) above become unsatisfied, or
(iii) an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim, provided that the indemnifying party will reimburse the indemnified party promptly and periodically for the costs of defending against the third party claim (including reasonable attorneys' fees and expenses) and the indemnifying party will remain responsible for any indemnifiable amounts arising from or related to such third party claim to the fullest extent provided in this ARTICLE
VII. The indemnifying party may elect to participate in such proceedings, negotiations or defense at any time at its own expense.

                  7.4.2. Direct Claims. If either party shall claim indemnification hereunder for any claim other than third party claims, the indemnified party shall promptly notify the indemnifying party in writing of the basis for such claim setting forth the nature and amount of the damages resulting from such claim. The indemnifying party shall give written notice of any disagreement with such claim within fifteen (15) days following receipt of indemnified party's notice of the claim, specifying in reasonable detail the nature and extent of such disagreement. If the indemnifying party and indemnified party are unable to resolve any disagreement within thirty (30) days following receipt by the indemnified party of the notice referred to in the preceding sentence, the disagreement shall be submitted for resolution to an independent person (the "arbitrator") mutually agreed by the indemnifying party and indemnified party. If the indemnifying party and indemnified party cannot agree on a single arbitrator, then the disagreement shall be submitted to a panel of three arbitrators, one selected by the indemnifying party, one by the indemnified party and one by the two arbitrators so selected. Any such arbitration proceeding shall be held in the state selected by the indemnifying party. The arbitrator(s)' determination shall be made within thirty (30) days of the submission of the dispute, shall be in accordance with this Agreement, shall be set forth in a written statement delivered to indemnifying party and the indemnified party and shall be final, binding and conclusive. Judgment upon the decision rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof and may include the award of attorneys' fees and other costs to the extent provided by this Article. The Person who is prevailed against in the resolution of such disagreement shall pay the fees and expenses of the arbitrator(s); and if one Person does not prevail on all issues, the fees and expenses shall be apportioned in such manner as the arbitrator(s) shall determine. Any amount owing by any Person as a result of this SECTION
7.4.2 shall be paid within two (2) Business Days after final determination of such amount.

                  7.4.3. Interest. Interest shall accrue on the unpaid amount of all indemnification obligations hereunder at the per annum prime rate of interest announced from time to time by NationsBank, N.A. (or, if such bank discontinues its practice of announcing its prime rate, such other institution approved by Shareholders and Buyer) as its prime rate of interest, as in effect from time to time, such interest to be calculated based on the actual number of days elapsed from the date each indemnification obligation becomes due and owing until paid in full and based on a 365-day year.

         7.5 Right of Set-Off. Upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyer may set-off any amount to which it may be entitled under this ARTICLE VII against amounts otherwise payable under the Promissory Note or under the contingent payment provisions of SECTION 3.6 (but shall not be set-


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



off against any amounts owing under the Employment Agreements or the Noncompetition Agreements). The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, shall be deemed not to constitute an event of default under the Promissory Note or a breach of this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. This Section shall not apply to the set-off of any Termination Credit, which shall be governed by SECTION 2.4(B).


                                  ARTICLE VIII

                                 MISCELLANEOUS

         8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written consent of Buyer, Seller and Shareholders; or

         (b) by Buyer by written notice to Seller and Shareholders if any of the Purchased Assets are not assignable on the Closing Date as set forth in SECTION 2.4(A) (other than any Customer Contract or any lease relating to the Real Property) or if any of the conditions set forth in SECTION 6.1 hereof shall not have been fulfilled on or prior to the Closing Date, or shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

         (c) by Seller and Shareholders by written notice to Buyer if any of the conditions set forth in SECTION 6.2 hereof shall not have been fulfilled on or prior to the Closing Date, or shall have become incapable of fulfillment, and shall not have been waived by Seller and Shareholders; or

         (d) by Seller and Shareholders or Buyer if the Closing has not occurred on or before October 31, 1996, provided that such terminating party shall not be in material breach of its obligations under this Agreement.

If this Agreement is terminated in accordance with the foregoing provisions, all further obligations of the parties hereunder shall terminate, except that the obligations contained in SECTIONS 5.1(B) and 8.6 shall survive.

         Except as expressly set forth in SECTION 8.2 below, if this Agreement is terminated for any reason whatsoever, the Deposit (together with interest) shall promptly be fully refunded by the Escrow Agent to Buyer in accordance with the Escrow Agreement.

         8.2 Default by Buyer. In the event that (a) this Agreement is terminated by Seller and Shareholders pursuant to SECTION 8.1(C) or (D) by reason of the willful failure of Buyer to satisfy one or more of the conditions set forth in SECTION 6.2 and (b) all of the conditions set forth in SECTION 6.1 have been satisfied, then the Deposit (together with interest) shall promptly be paid by the Escrow Agent to Seller in accordance with the Escrow Agreement, but Buyer shall have no other liability to Seller as a result of Buyer's willful default.

         8.3 Default by Seller. In the event that (a) this Agreement is terminated by Buyer pursuant to SECTION 8.1(B) or (D) by reason of the willful failure of Seller to satisfy one or more of the conditions set forth in SECTION
6.1 and (b) all of the conditions set forth in SECTION 6.2 have been satisfied, then Seller and Shareholders shall be liable to Buyer for all loss, damage or expense incurred by Buyer as a result of Seller's willful default.

         8.4 Survival of Representations and Warranties. The indemnities contained in ARTICLE VII and all representations and warranties of the parties as set forth in this Agreement shall survive the Closing until the third anniversary of the Closing Date (the "LIMITATION DATE"), provided that the representations and warranties of Seller and Shareholders set forth in SECTIONS
4.1.7 (Tax Matters) shall survive the Closing for a period of thirty (30) days following the expiration of any applicable statute of limitations and, accordingly, as used with respect to the representations and warranties of Seller and Shareholders set forth in SECTIONS 4.1.7 hereof, the Limitation Date shall mean the thirtieth (30th) day following the expiration of the applicable statute of limitations (including extensions thereof).

         8.5 Bulk Sales Law. Buyer hereby waives compliance by Seller with the provisions of any applicable bulk sales law, or other law for the protection of creditors. Shareholders and Seller shall indemnify, defend and hold harmless Buyer in accordance with ARTICLE VII hereof from any liability, claim, loss or expense (including reasonable attorneys' fees) arising from any noncompliance with such laws.

         8.6 Expenses. Except as otherwise provided herein, Seller shall assume and bear all expenses, costs and fees incurred or assumed by Seller in the preparation and execution of this Agreement and compliance herewith, and Buyer shall assume and bear all expenses, costs and fees incurred or assumed by Buyer in the preparation and the execution of this Agreement and compliance herewith, in each case whether or not the purchase and sale provided for herein shall be consummated. The parties agree that Buyer shall be responsible for the fees and expenses of Arthur Andersen & Co. relating to the audit or review, as applicable, of the Financial Statements.

         8.7 Public Announcements. Buyer, on the one hand, and Seller and Shareholders, on the other hand, shall not, directly or indirectly, make or cause to be made any public announcement or issue any notice in any form with respect to this Agreement or the transactions contemplated herein without the prior written consent of the other party; provided, however, that any party may make any public disclosure it believes in good faith to be required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will use reasonable efforts to advise the other party prior to making the disclosure).

         8.8 Assignment; Successors. This Agreement shall not be assigned by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Buyer may appoint any of its Affiliates (including without limitation Infotech Services, Inc., a wholly owned subsidiary of Buyer) to take title to any or all of the Purchased Assets or to otherwise perform any of its other obligations hereunder and that Buyer may assign its rights in this Agreement as collateral security to its lenders. This Agreement is intended for the exclusive benefit of the parties hereto and their respective heirs, successors and permitted assigns, and shall not create any rights in or be enforceable by any other Person whomsoever other than any Person entitled to indemnification from Seller and Shareholders on the one hand or Buyer on the other hand pursuant to ARTICLE VII hereof, it being the intention of the parties that no one shall be deemed to be a third party beneficiary of this Agreement. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective parties. Without limiting the generality of the foregoing, except for the rights conferred by the Employment Agreements, nothing in this Agreement, express or implied, shall confer upon any employees of Seller or any other third party any rights or remedies of any nature or kind, including without limitation any right to employment or employee benefits, or to continued employment or benefits for any specified period.

         8.9 Amendment and Modification; Waivers. This Agreement or any term hereof may be changed, waived, discharged or terminated only by an agreement in writing signed by each of the parties. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained herein shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in any other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

         8.10 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard shall be validly given, made or served, if


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



in writing and delivered personally or sent by telecopier, telex, nationally recognized overnight courier or registered or certified mail, postage prepaid, to the following address:

         If to Seller at:   12910 Totem Lake Blvd., N.E.
                            Suite 270
                            Kirkland, Washington  98034
                            ATTENTION: William Adamucci
                            Facsimile Number: (206) 814-3287

         With a copy to:    Short Cressman & Burgess, P.L.L.C.
                            3000 First Interstate Center
                            999 Third Avenue
                            Seattle, Washington  98104-4088
                            ATTENTION:  Kenneth L. Myer
                            Facsimile Number: (206) 340-8856

         If to
         Shareholders at:   c/o Craig Newbold
                            12910 Totem Lake Blvd., N.E.
                            Suite 270
                            Kirkland, Washington  98034
                            Facsimile Number: (206) 814-3287

         With a copy to:    Short Cressman & Burgess, P.L.L.C.
                            3000 First Interstate Center
                            999 Third Avenue
                            Seattle, Washington  98104-4088
                            ATTENTION:  Kenneth L. Myer
                            Facsimile Number: (206) 340-8856

         If to Buyer at:    6302 Fairview Road, Suite 201
                            Charlotte, North Carolina 28210
                            ATTENTION: Edward P. Drudge, Jr.
                            Facsimile Number: (704) 442-5138

         With a copy to:    Robinson, Bradshaw & Hinson, P.A.
                            101 North Tryon Street, Suite 1900
                            Charlotte, North Carolina 28246
                            ATTENTION: Kenneth R. Bramlett, Jr.
                            Facsimile Number: (704) 378-4000

or in each case at such other address as may be specified in writing, but no such change shall be deemed to have been given until it is actually received by the parties sought to be charged with its contents. All notices and other communications given hereunder shall be effective (a) upon delivery if delivered personally or sent by telecopier or telex, (b) if delivered by overnight courier, one (1) Business Day after delivery to such courier, and (c) if delivered by registered or certified mail, three (3) Business Days after mailing. Each Shareholder hereby irrevocably appoints and authorizes Craig Newbold to act as the Shareholders' representative for the purpose of delivering and


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



receiving notices (including service of process) and to act on behalf of each Shareholder. Notice sent to Craig Newbold pursuant to this SECTION 8.10 will have the same force and effect as if delivered to each Shareholder.

         8.11 Further Assurances; Records. Each of Seller, Shareholders and Buyer shall cooperate and take such actions, and execute all such further instruments and documents, at or subsequent to the Closing, as either may reasonably request in order to convey title to the Purchased Assets to Buyer and otherwise to effect the terms and purposes of this Agreement. Each party shall provide the other party or parties with access to all relevant documents and other information pertaining to the Purchased Assets which are needed by such other party or parties for the purposes of preparing tax returns or responding to an audit by any governmental agency or for any other reasonable purpose.

         8.12 Tax and Financial Cooperation. After the Closing, Seller and Buyer agree to cooperate with each other in connection with any official tax inquiry, tax audit, tax determination or tax-related proceeding affecting tax liability of Seller or Buyer and to make available to each other party within a reasonable amount of time, its employees and officers, together with documents, correspondence, reports, books and records and other materials bearing on such tax inquiry, audit, examination, proceeding or determination of tax liability or treatment, provided that each party shall be reimbursed for any out-of-pocket expenses it incurs in assisting another party hereunder.

         8.13 Submission to Jurisdiction. Each of the parties hereto hereby consents to the jurisdiction of any State or federal court located within the State of North Carolina or the State of Washington and irrevocably agrees that all actions and proceedings relating to this Agreement or the transactions contemplated hereby shall be litigated in (i) any state court within King County, Washington or any federal court located within the Western District of the State of Washington, if the claim is being brought by Buyer against Seller or any Shareholder or (ii) any state court within Mecklenburg County, North Carolina or any federal court within the Western District of the State of North Carolina, if the claim is being brought by Seller or any Shareholder against Buyer; provided, however, that any disagreement pursuant to SECTION 7.4.2 shall be resolved exclusively by the dispute resolution process set forth in SECTION
7.4.2 and judgment upon the decision reached by any arbitrator(s) pursuant to
SECTION 7.4.2 may be entered in any court of competent jurisdiction. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by registered or certified mail (postage prepaid) or courier service directed to it at the address set forth herein and that service so made shall


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



be deemed to be completed upon the earlier of actual receipt or ten (10) days after the same shall have been posted. Nothing contained in this SECTION 8.13 shall affect the right of any party hereto to serve legal process in any other matter permitted by law.

         8.14 Representations and Warranties; Schedules. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule reasonably identifies the exception with particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) unless doing so reasonably identifies the substance of the exception. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance, and any disclosures in the Schedules apply only to the related Section of this Agreement unless specifically cross-referenced with reasonable detail to another part of the Schedules.

         8.15 Remedies. Except as otherwise provided herein, none of the remedies provided in this Agreement for any party, including termination of this Agreement, or specific performance, are the exclusive remedy of either party for a breach of this Agreement. Except as otherwise provided herein, the party shall have the right to seek any other remedy in law or equity in lieu of or in addition to any remedies provided in this Agreement, including an action for damages for breach of contract.

         8.16 Assignment of Life Insurance Policies. Seller presently has in force certain (whole life) insurance policies on Shareholders as set forth on
Schedule 4.1.4, which policies (and the cash surrender value thereon) are part of the Purchased Assets being transferred to Buyer hereunder. Buyer agrees to grant each Shareholder the right and option to purchase the life insurance policy on each respective Shareholder's life for an amount equal to the cash surrender value of the policy at the time of the purchase of said policy. Buyer agrees to transfer and assign said policy, with premiums fully paid, to Shareholder upon receipt of notice of Shareholder's election to purchase the life insurance policy on his respective life and upon receipt of payment of said cash surrender value. Buyer will not cancel, assign, borrow, or default on the payment of any premium on the life insurance policies without giving the respective Shareholder whose life is insured by said policy 30 days written notice thereof, to allow Shareholder to elect to purchase said policy from Buyer.

         8.17 Entire Agreement; Counterparts; Governing Law. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the


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



parties with respect to the subject matter hereof, including without limitation the letter dated July 29, 1996 from Buyer to Seller and Shareholders (c/o The Updata Group). This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument. Executed counterparts of this Agreement may be delivered by any party at Closing by facsimile transmission, provided that a manually executed counterpart is also sent by overnight courier for delivery the following Business Day. This Agreement shall be governed in all respects by the laws of the State of North Carolina (without reference to conflict-of-law provisions).

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                BUYER:

                                PERSONNEL GROUP OF AMERICA, INC.

                                By: /s/ Edward P. Drudge, Jr.
                                    --------------------------------
                                    Edward P. Drudge,
                                    Chief Executive Officer

                                SELLER:

                                BUSINESS ENTERPRISE SYSTEMS AND
                                TECHNOLOGY, INC.


                                By: /s/ Craig Newbold
                                    --------------------------------
                                    Craig Newbold,
                                    Chief Executive Officer



                                SHAREHOLDERS:


                                  /s/ Craig Newbold                 (SEAL)
                                ------------------------------------
                                Craig Newbold

                                  /s/ William Adamucci              (SEAL)
                                ------------------------------------
                                William Adamucci


                                  /s/ David McKee                   (SEAL)
                                ------------------------------------
                                David McKee


                                  /s/ Ron Hetland                   (SEAL)
                                ------------------------------------
                                Ron Hetland


                                  /s/ Lester LeRoss                 (SEAL)
                                ------------------------------------
                                Lester LeRoss



                                      -53-